As filed with the Securities and Exchange Commission on July 2, 1996

                                                    Registration No. 333-1835
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ______________________

                                 AMENDMENT NO 3

                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                             ______________________

                               MICROENERGY, INC.
             (Exact Name of Registrant as Specified in its Charter)

         Delaware               3679                  36-3262274
- --------------------------     -------    ---------------------------------
(State of Incorporation)       (S.I.C)    (IRS Employer Identification No.)


                     ROBERT G. GATZA, CHAIRMAN OF THE BOARD
                               MicroENERGY, Inc.
                                      350 Randy Road
                          Carol Stream, Illinois 60188
                                 (708) 653-5900
      (ADDRESS AND TELEPHONE OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES,
         PRINCIPAL PLACE OF BUSINESS, AND AGENT FOR SERVICE OF PROCESS)
                             ______________________

                                   COPIES TO

    ROBERT BRANTL, ESQ.                 HARTLEY BERNSTEIN,ESQ
   Bressler, Amery & Ross               Bernstein & Wasserman, LLP
     17 State Street                       950 Third Avenue
  New York, New York 10004               New York, NY 10022
    Attorney for Issuer                Attorney for Representative
       212-425-9300                      212-826-0730
       212-425-9337 (fax)                212-371-4730 (fax)
                             ______________________

               APPROXIMATE DATE OF COMMENCEMENT OF PUBLIC SALE: As soon as practicable after the Registration Statement becomes effective.

               If any of the securities being registered on this form are to be offered on a delayed or contest basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

               If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ].

               If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering[ ]

               If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [x]

                                                  CALCULATION OF REGISTRATION FEE
===================================================================================================================
                                                            Proposed          Proposed
   Title of each                                             maximum        maximum aggre-
class of securities                     Amount to          offering price    gate offering        Amount of
 being registered                     be registered         per share           price          registration fee
- -------------------                   -------------        ----------------  --------------    ----------------

Series A Cumulative
  Preferred
  Shares, $7.00 par value              494,500 Shares        $ 7.00            $3,461,500           $1,193.62
- -------------------------------------------------------------------------------------------------------------------
Class A Preferred Stock
  Purchase Warrants                    247,250 Warrants      $  .10            $   24,725           $    8.53
- -------------------------------------------------------------------------------------------------------------------
Class A Preferred Stock
   Purchase Warrants (1)               880,000 Warrants      $  .10            $      880.          $     .30
- -------------------------------------------------------------------------------------------------------------------
Series A Preferred Stock(2)            1,127,250 Shares      $ 7.00            $7,890,750           $2,720.95
- -------------------------------------------------------------------------------------------------------------------
Series A Cumulative
  Preferred
  Shares, $7.00 par value              49,500 Shares
Class A Preferred Stock
  Purchase Warrants (3)                24,725 Warrants       $16.92            $  418,347           $  144.26
- -------------------------------------------------------------------------------------------------------------------
Series A Preferred Stock (4)           24,725 Shares         $ 7.00            $  173,075           $   59.68
- -------------------------------------------------------------------------------------------------------------------
Common Shares (5)                      144,229 Shares            --                    --                  --
- -------------------------------------------------------------------------------------------------------------------
           Total (6)................................................................................$4,127.34
===================================================================================================================

(1)   Represents Class A Warrants to be offered by the Selling Securityholders.

(2) Represents 247,250 Preferred Shares reserved for issuance upon exercise of Class A Warrants sold by the Company and 880,000 Preferred Shares reserved for exercise of Class A Warrants sold by the Selling Securityholders.

(3)   Represents Securities issuable upon exercise of Underwriters' Warrants.

(4) Represents Preferred Shares reserved for exercise of Class A Warrants included in Underwriter's Warrants.

(5) Represents the Registrant's good faith estimate of the number of Common Shares which may be issued as dividends on the Preferred Shares.

(6) Plus an undetermined number of Preferred Shares which may be issued in the event that the anti-dilution provisions of the Warrants become effective.

================================================================================

          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                             CROSS-REFERENCE SHEET
                            Pursuant to Item 501(b)

Form S-1 Item Number and Heading              Prospectus Heading
- --------------------------------              ------------------

1.    Forepart of the Registration State-     Front Cover of Prospec-
      ment and Outside Front Cover Page of    tus
      Prospectus
2.    Inside Front and Outside Back Cover     Inside Front and Outside
      Pages of Prospectus                     Back Cover of Prospectus
3.    Summary Information, Risk Factors,      Prospectus Summary, Risk
      Ratio of Earnings to Fixed Charges      Factors
4.    Use of Proceeds                         Use of Proceeds
5.    Determination of Offering Price         Underwriting
6.    Dilution                                Not Applicable
7.    Selling Security Holders                Selling Securityholders
8.    Plan of Distribution                    Underwriting
9.    Description of the Securities to be     Description of the
      Registered                              Company's Securities
10.   Interest of Named Experts and Counsel   Legal Matters; Experts
11(a) Description of Business                 Business of the Company
11(b) Description of Property                 Business of the Company
11(c) Legal Proceedings                       Not Applicable
11(d) Market Price, Dividends                 Price Range of Common
                                              Stock, Dividends
11(e) Financial Statements                    Financial Statements
11(f) Selected Financial Data                 Selected Financial Infor-
                                              mation
11(g) Supplementary Financial Information     Not Applicable
11(h) Management's Discussion                 Management's Discussion
11(i) Changes in and Disagreements With
      Accountants                             Not Applicable
11(j) Directors and Executive Officers        Management
11(k) Executive Compensation                  Management
11(l) Security Ownership                      Principal Shareholders
11(m) Certain Relationships and Related
      Transactions                            Certain Transactions
12    Disclosure of Commission Position
      on Indemnification                      Underwriting

                 SUBJECT TO COMPLETION, DATED JULY 2, 1996

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


[LOGO OF MICROENERGY]/TM/

                               MICROENERGY, INC.

            494,500 SHARES OF SERIES A CUMULATIVE PREFERRED STOCK AND 247,250 REDEEMABLE CLASS A WARRANTS FOR PREFERRED STOCK

  The securities offered hereby consist of 494,500 shares of Series A Cumulative Preferred Stock, $7.00 par value per share ("Preferred Stock"), of MicroENERGY, Inc. (the "Company"), and 247,250 Redeemable Class A Warrants for Series A Preferred Stock ("Class A Warrant"). The Preferred Stock and Class A Warrants (collectively, the "Securities") may be purchased separately and will be separately transferable immediately upon issuance. The Preferred Stock is not convertible into any other security. In the event of the liquidation of the Company, holders of the Preferred Stock will be entitled to a liquidation preference of $7.00 per share, plus any accrued but unpaid dividends, and will thereafter share in the net assets with the holders of the Company's Common Stock on a 2-to-1 basis. Holders of the Preferred Stock will be entitled to exercise one vote per share at all meetings of the Company's shareholders. See "DESCRIPTION OF SECURITIES."

  Dividends on the Preferred Stock are cumulative from the date of issue and are payable semi-annually at a rate of 8% per annum. At the Company's option, the Company may pay each dividend, in whole or in part, either in cash or in shares of the Company's Common Stock valued at the average closing bid price for the ten days preceding the date for payment of the dividend. In addition, if the Company pays any dividend with respect to a share of its Common Stock, it will pay twice that amount as an additional dividend on each share of Preferred Stock.

  Each Class A Warrant entitles the holder to purchase one share of the Company's Series A Preferred Stock at an exercise price of $7.00, subject to
adjustment, from       , 1997 through       , 2000. At any time that the Class
A Warrants are exercisable, the Warrants are also subject to redemption by the Company on not less than 30 days notice at $.01 per Warrant, provided the closing bid price of the Preferred Stock exceeds $9.00 per share for five consecutive trading days ending within fifteen days prior to the date on which notice is sent. See "DESCRIPTION OF SECURITIES".

  AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. AN INVESTMENT IN THESE SECURITIES SHOULD BE CONSIDERED ONLY BY PERSONS CAPABLE OF SUSTAINING THE LOSS OF THEIR ENTIRE INVESTMENT. SEE: "RISK FACTORS."

  The Company's Common Stock is currently quoted on the NASDAQ Bulletin Board. There is currently no market for either the Preferred Shares or the Class A Warrants. The Company applied to have the Preferred Stock, the Class A Warrants and the Company's Common Stock listed on the NASDAQ SmallCap Market. The Preferred Stock and the Class A Warrants will be listed on the NASDAQ SmallCap Market on the effective date of this Offering, but the Common Stock will not be listed because it does not satisfy certain NASDAQ listing requirements.

  The registration statement of which this prospectus forms a part also covers the offering of 880,000 Class A Warrants owned by six securityholders (the "Selling Securityholders"). These Class A Warrants are identical to the Class A Warrants being offered by the Company. The Securities held by the Selling Securityholders may be sold concurrent with or after this Offering. Sales of such securities or even the potential of such sales at any time may have an adverse effect on the market prices of the securities offered hereby. See "SELLING SECURITYHOLDERS".

  This Prospectus also relates to the shares of Preferred Stock issuable upon exercise of the Class A Warrants and shares of Common Stock which may be issued as dividends on the Preferred Stock. See "DESCRIPTION OF SECURITIES."

                                  ----------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION  NOR HAS  THE  COMMISSION PASSED  UPON  THE ACCURACY  OR
  ADEQUACY  OF THIS  PROSPECTUS.  ANY  REPRESENTATION TO  THE  CONTRARY IS  A
   CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                            PRICE TO  DISCOUNTS AND  PROCEEDS TO
                                             PUBLIC   COMMISSIONS(1) COMPANY(2)
- --------------------------------------------------------------------------------
Per Share................................  $     7.00    $    .70    $     6.30
- --------------------------------------------------------------------------------
Per Class A Warrant......................  $      .10    $    .01    $      .09
- --------------------------------------------------------------------------------
Total....................................  $3,486,225    $348,623    $3,137,602

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                  (Notes to table are on page 2)

                             I.A. RABINOWITZ & CO.

                The date of this Prospectus is May  , 1996

(1) Does not include additional underwriting compensation to be paid by the Company to the Representative in the form of (a) warrants to purchase 49,450 shares of Series A Preferred Stock at $8.40 per share and 24,725 Class A Warrants at $.12 per Warrant, exercisable over a period of four years commencing one year from the date of this Prospectus (the "Representative's Purchase Warrants"); (b) a non-accountable expense allowance (the "Non-Accountable Expense Allowance") equal to three percent of the aggregate initial public offering price of the Securities, namely $104,587, $25,000 of which has been advanced to the Representative, and
    (c) consulting fees of $48,000 payable to the Representative in full at the closing of the public offering of the Securities. The Company and the Representative have agreed to indemnify one another against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended. See "UNDERWRITING".
(2) Before deducting expenses of this offering payable by the Company estimated to be $300,000, including the Representative's non-accountable expense allowance of $104,587 and the $48,000 financial consulting fee referred to above. After deducting such expenses, the net proceeds to the Company will be approximately $2,837,602. See "USE OF PROCEEDS".

                             SHAREHOLDERS' REPORTS

  The Company has not furnished its Shareholders with annual, quarterly or other reports since 1991. The Company may in the future furnish holders of its Common Stock and Preferred Stock with annual reports containing audited financial statements examined and reported upon, with an opinion expressed by the Company's independent certified public accountants, but no determination to do so has been made.

                               ----------------

  THE SECURITIES ARE BEING OFFERED SUBJECT TO PRIOR SALE, WHEN, AS AND IF DELIVERED TO AND ACCEPTED BY I.A. RABINOWITZ & CO., AND SUBJECT TO CERTAIN OTHER CONDITIONS. THE REPRESENTATIVE RESERVES THE RIGHT TO WITHDRAW, CANCEL OR MODIFY SUCH OFFER WITHOUT NOTICE AND TO REJECT ORDERS IN WHOLE OR IN PART. IT
IS EXPECTED THAT DELIVERY OF THE SECURITIES WILL BE MADE ON OR ABOUT       ,
1996.

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH THIS PROSPECTUS RELATES OR AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE PREFERRED STOCK OR THE WARRANTS OF THE COMPANY AT A LEVEL ABOVE THAT WHICH OTHERWISE MIGHT PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  This summary is qualified in its entirety by the more detailed information, financial statements and notes thereto appearing elsewhere in this Prospectus. All references herein to a number of shares of Common Stock have been adjusted to reflect the 1-for-360 reverse stock split of the Company's Common Stock on May 13, 1996.

                                  THE COMPANY

  MicroENERGY, Inc. ("MicroENERGY" or the "Company") has been engaged since 1984 in the business of designing and manufacturing high-frequency power supplies and DC-to-DC converters for original equipment manufacturers ("OEMs") who are engaged in the telecommunications, computer, and instrumentation segments of the electronics industry. Each of the Company's products is custom designed to meet the specific needs of a customer within a power output range of 25 watts to 2500 watts.

  During the Company's eleven years of operations, the Company has acquired a reputation in the marketplace for making timely deliveries of high-quality power supplies which incorporate state-of-the-art engineering. In recent years, however, the Company's growth has been stagnant, as the Company's ability to attract new customers has been hampered by the Company's high debt-to-assets ratio, which has caused some potential customers to question the Company's financial stability. Since a typical customer order anticipates deliveries over an extended period of time--often years--to meet the customer's manufacturing schedule, OEM customers avoid any supplier whose ability to deliver over the long term is in doubt. Thus, despite eleven years of timely deliveries, customer doubts about MicroENERGY's financial stability continue to hinder sales growth.

  During the second and third quarters of fiscal 1996, two events occurred which indicate that the Company may now enter a period of significant growth. First, the Company received pre-production orders for new product designs from eight OEM customers. While none of these orders create binding obligations on the customers, the Company expects to receive production orders from each. If all eight customers give the Company the production orders they have quoted, the eight new products will represent $10.2 Million in annual sales beginning in July, 1996. See "BUSINESS OF THE COMPANY--Marketing."

  The second favorable recent event was the agreement of AT&T Global Information Systems, which was the holder of $2.33 Million of the Company's long-term debt, to accept an immediate payment of $1.33 Million in satisfaction of the debt. The Company was able to effectuate that debt compromise by raising approximately $1.0 Million in debt financing and $330,000 in equity financing from the officers of the Company and the Selling Securityholders. In exchange for payment of these sums to AT&T, AT&T forgave the remaining $1 Million of the debt. See "CAPITALIZATION--Debt Compromise." The effect of the debt compromise and related financing was to reduce the Company's total debt by $1.34 Million, reduce the Company's debt-to-assets ratio from .88-to-1 as of December 31, 1995 to .68-to-1, and increase the Company's net worth by $1.3 Million, resulting in a positive shareholders equity for the first time in several years.

  The Company intends to use the net proceeds of this offering to finance the expansion of operations necessitated by the expected new orders and to repay some of its debt. See "USE OF PROCEEDS." Management believes that the financial improvements brought about by this offering and the anticipated sales it will finance will enable the Company to compete more effectively and facilitate a period of growth.

  The Company's executive offices are located at 350 Randy Road, Carol Stream, Illinois. Telephone: 708-653-5900.

Capitalization............  Currently Outstanding: Common Stock: 415,143
                            shares; Series A Preferred Stock: 350,000 shares

                          THE OFFERING BY THE COMPANY

Securities Offered........  494,500 shares of Series A Preferred Stock, $7.00 par value and 247,250 Class A Warrants. The
                            Securities may be purchased separately and will be separately transferable immediately upon issuance. See "DESCRIPTION OF SECURITIES."

Representative's
 Compensation.............  I.A. Rabinowitz & Co. (the "Representative") will receive as compensation for its services in this offering a 10% discount on the purchase price of the Securities, a 3% non-accountable expense allowance and an option to purchase Securities equal to ten percent of the Securities sold in this offering. As part of the underwriting arrangements, the Company will enter into an agreement retaining the Representative as a financial consultant to the Company for a two-year period commencing as of the close of the sale of the securities offered hereby at an annual fee of $24,000, for a total of $48,000 payable in full at the closing of the Offering, and will pay an investment banking fee with respect to any transaction introduced and consummated, and a 4% warrant solicitation fee. See: "UNDERWRITING."

                                PREFERRED STOCK

Payment of Dividends......  Dividends are cumulative from the date of issue of shares of Preferred Stock and are payable semi-annually at a rate of 8% per annum. The Company may, at its sole discretion, pay each dividend either in cash or in shares of Common Stock valued at the average closing bid price for the ten days preceding the record date for the dividend or in a combination of cash and Common Stock. In addition, if the Company pays any dividend with respect to a share of its Common Stock, it will pay twice that amount as an additional dividend on each share of Preferred Stock. See "RISK FACTORS--Restrictions on Payment of Dividends."

Tax Consequences of
 Dividends................  To the extent that Common Stock is distributed as dividends on the Preferred Stock, the amount distributed for federal income tax purposes (and consequently, subject to certain exceptions, the amount of dividend income) to the holder of the Preferred Stock would equal the fair market value of such Common Stock on the date of distribution and, accordingly, may be greater or less than the value of the dividend as calculated in the preceding section. See "RISK FACTORS--Income Tax Considerations--Distribution of Common Stock as Dividends" and "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS TO INVESTORS."

Redemption................  The Preferred Stock is not redeemable.

Conversion................  The Preferred Stock is not convertible into any other security.

Liquidation Preference....  Upon any liquidation, before distribution is made to the holders of Common Stock, holders of the Preferred Stock will be entitled to receive $7.00 per share, plus accrued and unpaid dividends to the date of distribution. Holders of the Preferred Stock will then participate with the holders of the Common Stock in the Company's net assets on a 2-to-1 basis, such that each share of Preferred Stock will receive twice as much of the net assets as each share of Common Stock.

Voting....................  The holders of Preferred Stock will be entitled to one vote per share at any meeting of the Company's shareholders.

                                    WARRANTS


Terms of Class A
 Warrants.................  Each Class A Warrant entitles the holder to purchase one share of the Company's Series A
                            Preferred Stock at a price of $7.00, subject to adjustment, during the three year period beginning one year after the date of this Prospectus. After
                                  , 1997, the Class A Warrants are subject to
                            redemption by the Company at any time during the exercise period on not less than 30 days' notice at $.01 per Warrant provided the average closing price of the Preferred Stock exceeds $9.00 per share for 5 consecutive trading days ending within 15 days prior to the notice.

Proposed NASDAQ SmallCap    Preferred Stock--MICRP; Class A Warrants--MICRW
 Market Symbols:

Risk Factors..............  The securities are subject to a high degree of risk. See: "RISK FACTORS."

                         SELECTED FINANCIAL INFORMATION

                                                            NINE MONTHS ENDED
                                                                MARCH 31
                                                         -----------------------
                                                            1996        1995
                                                         ----------- -----------
INCOME DATA:
  Revenues.............................................. $10,718,611 $10,996,535
  Operating Income......................................     392,630     395,125
  Net Income............................................   1,151,869     146,170
  Net Income Per Share.................................. $      3.29 $       .46

                                                         YEARS ENDED
                                                           JUNE 30
                                             -----------------------------------
                                                1995        1994        1993
                                             ----------- ----------- -----------
INCOME DATA:
  Revenues.................................. $14,588,844 $12,771,067 $15,886,279
  Operating Income..........................     581,685     426,419     433,280
  Net Income................................     249,894     204,845      40,806
  Net Income Per Share...................... $       .79 $       .65 $       .14

                                              AS ADJUSTED TO REFLECT:
                                        -----------------------------------  ---
                                        AT MAR. 31, 1996(1) PUBLIC OFFERING
                                        ------------------- ---------------
BALANCE SHEET DATA:
  Working Capital/(Deficit) ...........     $ (623,869)(2)    $ 2,213,733(2)
  Total Assets.........................      7,243,714         10,081,316
  Long-Term Debt, Net..................        969,514            969,514
  Stockholders Equity..................        543,389          3,380,991

- --------
(1) Reflects the effect of $1 Million reduction in debt to AT&T and related financing transactions from January through March of 1996. See "CAPITALIZATION--Debt Compromise."

(2) Working capital, as shown, has been reduced by $1,332,000 which the Company owed on March 31, 1996 to AT&T on a short-term basis as a result of the Debt Compromise. See "CAPITALIZATION--Debt Compromise." Repayment of that amount after March 31, 1996 increases working capital to $708,131 (before Offering) and $3,545,733 (after Offering).

                                 RISK FACTORS

  In making comparisons with other investments or in considering the success of other investments, one should bear in mind that the success of any investment depends upon many factors including opportunity, general economic conditions, experience and competence of management. There is no representation that the same positive factors are present in this Company which have been present in like ventures that have been successful.

  Any person who is considering the purchase of the Securities offered herein should carefully consider the adverse factors described below. Any one or more of these factors could have a negative effect on the Company of such impact as to cause the value of the Company's securities to be greatly diminished.

                       I. RISKS RELATING TO THE COMPANY

  1. POOR FINANCIAL CONDITION; LOW NET WORTH DUE TO LOSSES PRIOR TO 1993. At March 31, 1996 the Company had a net worth of only $543,389. The debt compromise that the Company contracted for in late January, 1996 improved the net worth, which had been a deficit for several years, but in the event of a liquidation all of that net worth would be allocated to the Preferred Stock that was issued in connection with the debt compromise.

  The balance sheet of the Company at March 31, 1996 shows a working capital deficit of $623,869. That figure is primarily the result of offsetting $5,730,811 in current liabilities (including $1,332,000 paid to AT&T after March 31) against $3,448,466 in inventory. Most of that inventory consists of raw materials, much of which could not be liquidated immediately, but will be used in the normal course of production and shipment. The Company's cash position, therefore, is not good, and the Company must depend on short-term borrowings to finance its operations. This borrowing then exacerbates the Company's poor debt-to-asset ratio, which gives the Company an appearance of instability, which has had a serious negative effect on the Company's ability to market its products. See "BUSINESS OF THE COMPANY--Marketing."

  The Company anticipates that the proceeds of this public offering will be adequate to finance the Company until cash flow from sales is sufficient for the operation of the Company. If the Company is mistaken and a shortfall in cash flow occurs, it will be difficult and perhaps impossible for the Company to acquire additional financing, without which the Company would most likely be forced to liquidate.

  2. RISKS ATTENDANT TO PLANS FOR GROWTH. The Company intends to utilize a significant portion of the net proceeds of this offering to make capital improvements and other investments necessary to expand the Company's sales volume. Like any business enterprise operating in a specialized and competitive market, the Company is subject to many business risks which include, but are not limited to, cancellation of significant orders, failure of expected orders to be realized, inadequate capital, competition, and technological advances by the Company's competitors. Many of the risks inherent in the Company's business may be unforeseeable or beyond the control of management. There can be no assurance that the Company will successfully implement its business strategies in a timely or effective manner, or that management of the Company will be able to generate sufficient sales to produce significant growth or even maintain the current levels of operations. See:
"BUSINESS OF THE COMPANY".

  3. LACK OF FIRM ORDERS. The Company is making this public offering to acquire funds to enable it to finance an anticipated expansion of operations based upon orders for newly designed products received from eight OEM customers. However, as is customary in the electronics industry, none of these orders constitutes a firm commitment to take delivery of the Company's products until the customer authorizes a release for shipment. Such releases are customarily given to cover shipments for a few months only. As of May 20, 1996 the Company's backlog (which consists entirely of released orders) totalled $5,527,500, a 52% increase from the backlog on June 8, 1995. There can be no assurance, however, that the Company will receive future orders from these or other customers. The Company's future sales volume will depend on follow-on sales of existing designs and sales of newly designed products now in the pre-production and early production phases. The Company cannot make any confident prediction as to how much business it will receive from those sources, and can give no assurance that sales will equal or exceed current levels.

  4. COMPETITION; RAPID TECHNOLOGICAL CHANGE. The electronics industry is populated by many companies, large and small, with the technical expertise capable of producing rapid and significant technological advances. These advances often result in partial or total obsolescence of products within a relatively short time. The Company sells its products in competition with many other companies, many of which are substantially larger than the Company and have far greater financial and other resources. These larger competitors are capable of committing substantial resources to research and development of new products, which is crucial in the markets in which the Company will compete. As technological developments occur in the electronics industry, the Company's relatively small capital resources may prevent it from making the investments in research and development necessary to remain at the forefront of power supply technology. Any technological short-fall in the Company's products would virtually eliminate its ability to compete successfully. See "BUSINESS OF THE COMPANY--The Industry."

  5. DEPENDENCE ON MAJOR CUSTOMER. The Company has been selling power supplies to various divisions of AT&T for several years. The relationship expanded when AT&T acquired NCR Corporation, as the Company had earlier acquired the NCR power supply division and was a primary supplier of power supplies to NCR. The Company's sales to AT&T accounted for approximately 41% of the Company's total revenues in the first nine months of fiscal 1996, 28% of the Company's total revenues in fiscal 1995, 19% of the Company's total revenues in fiscal 1994, and 41% of the Company's total revenues in fiscal 1993. Any termination or significant reduction of this relationship would have a material adverse effect on the business of the Company. There is no binding contract between the Company and AT&T other than short-term purchase orders. See "BUSINESS OF THE COMPANY--Marketing."

  6. SCARCITY OF SEMICONDUCTORS. In order to manufacture its power supplies, the Company must maintain a large inventory of semiconductors. At the present time, the worldwide supply of certain types of semiconductors does not meet the worldwide demand for those components. Moreover, the problem portends to be a factor in the industry for many years to come, as the creation of a wafer fabrication plant to produce these components entails an investment of $1 Billion to $2 Billion and up to two years for completion. MicroENERGY enjoys a good relationship with its suppliers of semiconductors. Nevertheless, the Company has no guaranteed source of semiconductors. Any shortage in the Company's inventory of semiconductors could delay production of power supplies and adversely affect the Company's sales and cash flow. See "BUSINESS OF THE COMPANY--Sources of Components."

  7. DEPENDENCE ON KEY PERSONNEL. The success of the Company is dependent upon the services of its current management, particularly Robert G. Gatza, Chairman of the Board and Chief Executive Officer, and Robert J. Fanella, Chief Financial Officer. Although the Company has employment agreements with its officers, those agreements do not assure the Company of the officers' continued services. The Company has key man insurance on Mr. Fanella's life, but has not insured Mr. Gatza's life. There is no assurance that the Company would be able to locate and retain qualified persons to replace any member of management. The prolonged unavailability of any current member of senior management, whether as a result of death, disability or otherwise, could have an adverse effect upon the business of the Company. See "MANAGEMENT."

  The Company will also need to attract and retain technologically-qualified personnel with backgrounds in engineering, production and marketing. There is keen competition for such highly qualified personnel. The Company believes that its current professional employees are of high caliber, and intends to actively seek out additional highly qualified personnel as needed. But there can be no assurance that the Company will be successful in recruiting or retaining personnel of the requisite caliber or in the requisite number to enable the Company to conduct its business as proposed.

  8. RELATED PARTY TRANSACTIONS. At several times throughout its history the Company has relied upon the financial resources of its officers (Robert G. Gatza and Robert J. Fanella) to facilitate certain corporate transactions and, on occasion, to provide working capital. See "CERTAIN TRANSACTIONS." The Company believes that all of these transactions have been made on terms which were equal to or more favorable to the Company than terms which might have been available in arms-length transactions. The Company may borrow funds in the future from management when needed for operations or in connection with major transactions, or management may be called upon to provide their personal guarantees of one or more of the Company's obligations. If it appears to the Board of Directors that the officers should be compensated for providing such guarantees, the Company will do so.

  9. LACK OF PATENT PROTECTION. The Company has no patents, and it is expected that most of its switching power supply products will not be patented. The Company believes that patent protection is not available for an entire power supply. Although the Company has incorporated certain safeguards into the designs for its power supplies, which will make them difficult to copy, the designs can never be absolutely safeguarded.

                 II. RISKS RELATED TO THE COMPANY'S SECURITIES

  10. EFFECT OF ISSUANCE OF SHARES ON TAX ATTRIBUTES. At June 30, 1995, the Company had net operating loss ("NOL") carryforwards of approximately $3,700,000 and investment tax credit, research and development credit, and minimum tax credit ("MTC") carryforwards totalling approximately $233,000, which, absent an "ownership change" as described below, would generally be available to offset future taxable income and tax liability of the Company. The Company believes that it will experience an "ownership change" within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, no later than the closing of this offering, and that, accordingly, a limitation will be imposed under Section 382 of the Code on the utilization of NOL and tax credit carryforwards. As a result, the Company does not expect to be able to utilize its full NOL and tax credit carryforwards to offset future taxable income and tax liability. See "CERTAIN FEDERAL INCOME TAX EFFECTS UPON THE COMPANY." This limitation would have a materially adverse effect on the Company's net income, if the Company were to generate taxable income or tax liability materially in excess of the limitation.

  11. INCOME TAX CONSIDERATIONS--DISTRIBUTION OF COMMON STOCK AS
DIVIDENDS. The receipt of a distribution of Common Stock as a dividend with respect to Preferred Stock will be taxable to the extent of the fair market value of the Common Stock distributed on the date of the distribution, subject to certain exceptions. Accordingly, payment of a dividend in Common Stock may give rise to taxable income to holders of Preferred Stock, for which taxes may be payable, notwithstanding that no cash was distributed. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS TO INVESTORS."

  12. CONFLICT OF INTEREST IN NEGOTIATION OF TERMS OF SECURITIES. During the past several years, the Company has from time to time issued securities to Robert G. Gatza and Robert J. Fanella in exchange for financial considerations they have provided to the Company. See "CERTAIN TRANSACTIONS." Since Messrs. Gatza and Fanella represent two of the three members of the Company's Board of Directors, they had a conflict of interest in connection with each of those transactions between their interest in obtaining favorable terms for the Company and their self-interest in obtaining the highest possible consideration for the debt they undertook. Recently, in connection with the financing of the Debt Compromise with AT&T, the Company agreed to issue 350,000 shares of Series A Preferred Stock to Messrs Gatza and Fanella in exchange for their payment of $250,000 and guarantees of $800,000 in debt. See "CAPITALIZATION." The terms of the Series A Preferred Stock to be issued to Messrs Gatza and Fanella will be identical to the terms of the Series A Preferred Stock issued in this offering. Accordingly, while negotiating the terms of this offering with the Underwriter,

Messrs. Gatza and Fanella had a conflict of interest between their interest in negotiating the best possible deal for the Company and their interest in obtaining the most favorable terms for the Series A Preferred Stock. To ameliorate the effect of that conflict, Messrs. Gatza and Fanella agreed to waive the semi-annual dividends on the Series A Preferred Stock in excess of $.40 per share as long as they hold their shares. Messrs Gatza and Fanella believe that the terms of the transactions between them and the Company have been equal to or more favorable to the Company than would have occurred in arms-length transactions, but they have not made any investigation to support their belief.

  13. RESTRICTIONS ON PAYMENT OF DIVIDENDS. As a Delaware corporation, the Company is permitted to declare and pay dividends only out of either (a) capital surplus or (b) net profits for the fiscal year in which the dividend is declared or the preceding fiscal year. If the Company's net worth does not exceed its stated capital and it has not realized income in the year a dividend is due or the preceding year, dividends may not be paid by the Company on the Preferred Stock. Any dividends not paid will accrue. No interest will be paid on any accrued but unpaid dividends. The Company's ability to pay dividends will depend on the success of its operations. There can be no assurance that the Company will realize sufficient financial success to be able to pay dividends on the Preferred Stock. See "DIVIDENDS" and "DESCRIPTION OF SECURITIES."

  14. POSSIBLE REDEMPTION OF WARRANTS. The Company, at its option, may redeem the Class A Warrants at $.05 per Warrant if the average bid price of the Preferred Stock exceeds $7.00 at any time that the Warrants are exercisable. In the event of the Company's exercise of such option, holders of Warrants called for redemption would no longer be able to benefit from any increase in the value of the underlying Preferred Stock unless they exercised their Warrants at the Warrant exercise price. See "DESCRIPTION OF SECURITIES-- Warrants."

  15. CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIRED TO EXERCISE WARRANTS. Purchasers of the Class A Warrants will have the right to exercise the Warrants only if a current prospectus relating to the shares underlying the Warrants is then in effect and only if such shares are qualified for sale under applicable state securities laws of the states in which the various holders of the Warrants reside. There is no assurance that the Company will be able to keep this Prospectus covering such shares current. The Warrants may be deprived of any value if a current prospectus covering the shares issuable upon exercise thereof is not kept effective or if such shares are not registered in the states in which holders of the Warrants reside. See "DESCRIPTION OF SECURITIES--Warrants".

  16. "PENNY STOCK" REGULATIONS. The Securities and Exchange Commission (the "Commission") has adopted regulations which generally define "penny stock" to be an equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Upon authorization of the Securities offered hereby for quotation on the NASDAQ SmallCap Market, the Securities will initially be exempt from the definition of "penny stock". The Company's Preferred Stock and Class A Warrants will be listed on the NASDAQ SmallCap Market upon the Effective Date of this offering, but its Common Stock will not be listed on the NASDAQ SmallCap Market. If, however, the Securities offered hereby are removed from NASDAQ, the Company's securities may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers in the offering to sell the Company's securities in the secondary market.

  17. LACK OF PRIOR MARKET FOR PREFERRED STOCK AND WARRANTS. Prior to this offering, no public trading market existed for the Preferred Stock or the Warrants. There can be no assurances that a public trading market for the Securities will develop or that a public trading market, if developed, will be sustained. Upon completion of this offering, the Preferred Stock and Warrants will be eligible for inclusion on the National Association of Securities Dealers Automated Quotation System Small Cap Market ("NASDAQ"). If for any reason, however, such Securities do not remain listed on NASDAQ or a public trading market does not develop, purchasers of the Securities may have difficulty in selling their Securities should they desire to do so. In any event, due to the price of the Company's securities, many brokerage firms will not effect transactions in the Securities and it is unlikely that any bank or financial institution will accept such Securities as collateral, which could have an adverse effect in developing or sustaining any market for the Company's Preferred Stock or Warrants. Although it has no legal obligation to do so, the Representative from time to time may act as market maker and otherwise effect transactions in the Company's securities. The Representative, if it participates in the market, may become a dominating influence in any market that might develop for any of the Company's securities. However, there is no assurance that the Representative will continue to be a dominating influence. The prices and liquidity of the Company's securities may be significantly affected by the degree, if any, of the Representative's participation in the market, the Representative's dominating influence on any market that may develop and the fact that a significant number of the Securities may be sold to existing customers of the Representative. The Representative may discontinue such activities at any time. Further, the market for, and liquidity of, the Company's securities may be adversely effected by the fact that a significant amount of the Securities may be sold to customers of the Representative. Under the rules of the National Association of Securities Dealers, Inc. ("NASD"), in order to qualify for initial quotation of securities on NASDAQ, a company, among other things, must have at least $4,000,000 in total assets, $2,000,000 in total capital and surplus, $1,000,000 in market value of public float, a minimum bid price of $3.00 per share and at least two (2) market makers. For continued listing, a company, among other things, must have $2,000,000 in total assets, $1,000,000 in total capital and surplus, $1,000,000 in market value of public float and a minimum bid price of $1.00 per share. If the Company is unable to satisfy the requirements for quotation on NASDAQ, trading if any, in the Preferred Stock and Warrants offered hereby would be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets" or on the NASD's Electronic Bulletin Board. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Securities offered hereby. The above-described rules may materially adversely affect the liquidity of the market for the Company's Securities. See:
"UNDERWRITING".

  18. RESTRICTIONS ON MARKETMAKING ACTIVITIES DURING WARRANT SOLICITATION. To the extent that the Representative solicits the exercise of Class A Warrants, the Representative may be prohibited pursuant to the requirements of Rule 10b-6 under the Exchange Act from engaging in marketmaking activities during such solicitation and for a period of up to nine days preceding such solicitation. As a result, the Representative may be unable to continue to provide a market for the Company's securities during certain periods while the Class A Warrants are exercisable. The Representative is not obligated to act as a marketmaker. See "UNDERWRITING".

  19. REPRESENTATIVE'S PURCHASE WARRANT. In connection with this Offering, the Company will sell to the Representative, for nominal consideration, a warrant to purchase 49,450 shares of Series A Preferred Stock and 24,725 Class A Warrants (the "Representative's Warrant"). The Representative's Warrant will be exercisable commencing one year after the Effective Date and ending four years after such date, at a price of $8.40 per share and $.12 per warrant, subject to certain adjustments. The holders of the Representative's Warrants will have the opportunity to profit from a rise in the market price of the Company's securities, without assuming the risk of ownership. The Company may find it more difficult to raise additional capital if it should be needed for the business of the Company while the Representative's Warrant is outstanding. At any time when the holders thereof might be expected to exercise them, the Company would probably be able to obtain additional capital on terms more favorable than those provided by the Representative's Warrant. See:
"UNDERWRITING."

                                USE OF PROCEEDS

  The net proceeds to be received by the Company from the sale of the Securities being offered hereby, after the deduction of the underwriting discounts and the expenses of this Offering, are estimated at $2,837,602. The Company will not receive any proceeds from the sale of Warrants by the Selling Securityholders.

  The Company intends to allocate the net proceeds of this Offering in the approximate amounts set forth below:

                                                          APPROXIMATE PERCENTAGE
                                       APPROXIMATE AMOUNT    OF NET PROCEEDS
                                       ------------------ ----------------------
Capital Improvements(1)...............     $  700,000              24.7%
Financing New Sales(1)................        600,000              21.1%
Repayment of Debt(2)..................        700,000              24.7%
Repayment of Bridge Debt(3)...........        187,000               6.7%
Working Capital(4)....................        650,602              22.9%
                                           ----------
  Total...............................     $2,837,602

- --------
(1) The Company has received pre-production orders for new designs from 8 OEM customers which, if they turn into production orders on the terms proposed by the customers, will represent up to $10.2 Million in annual sales by the Company. In order to satisfy those orders, should they occur, the Company will have to purchase additional inventories of raw material parts, pay labor costs and incur the other upfront expenses of manufacturing the products. Moreover, although the Company's factories have sufficient capacity to fill the new orders, the Company will have to invest in certain new equipment to meet the demands of the increased sales volume.
(2) The Company will utilize a portion of the proceeds to reduce its indebtedness on its credit line. The Company pays interest on its credit line at a rate of prime plus 2.5%. The line of credit is secured by all of the Company's assets.
(3) Represents repayment of bridge financing consisting of promissory notes bearing interest at 8% per annum which are payable on the earlier of (a) April 1, 1997 or (b) the date on which this Offering closes.
     See: "CAPITALIZATION--Bridge Financing." The Company used the proceeds of the Bridge Financing to help finance its compromise of its largest outstanding debt. See "CAPITALIZATION--Debt Compromise."
(4) Working Capital will be used for general corporate purposes, such as salaries and purchase of inventory.

  The foregoing represents the Company's best estimate of the allocation of net proceeds of this offering based upon the Company's current business plan and current economic and industry conditions. The estimate is subject to reapportionment among the categories listed above or to new categories in response to, among other things, changes in the Company's plans and changes in industry conditions.

  Pending application of the net proceeds, such proceeds will be invested in certificates of deposit, government debt instruments, and/or other short-term investments.

                          PRICE RANGE OF COMMON STOCK

  The following table sets forth the prices for the Company's Common Stock as quoted on the NASDAQ Bulletin Board. The prices take into account the 1-for-360 reverse stock split on May 13, 1996, as the actual prices have been multiplied by 360. It should be noted, however, that quotations for securities priced in dollars tend to show smaller differentials between bid and asked prices than quotations for securities priced in pennies. The prices listed below, therefore, may not constitute an accurate representation of what the market for the Common Stock would have been if the reverse stock split had occurred prior to May 13, 1996, but are simply a mathematical extrapolation of the market as it existed prior to the reverse stock split.

                                                           BID         ASKED
                                                       ------------ ------------
 QUARTER ENDING                                         HIGH   LOW   HIGH   LOW
 --------------                                        ------ ----- ------ -----
March 31, 1996........................................ $ 8.10 $ .36 $81.00 $6.84
December 31, 1995..................................... $18.00 $1.80 $36.00 $9.00
September 30, 1995.................................... $16.20 $ .90 $28.80 $3.60
June 30, 1995......................................... $ 2.88 $ .36 $ 9.00 $2.70
March 31, 1995........................................ $ 1.80 $1.08 $ 5.40 $3.24
December 31, 1994..................................... $ 5.40 $ .36 $ 8.10 $3.60
September 30, 1994.................................... $ 7.20 $1.80 $18.00 $5.40
June 30, 1994......................................... $ 4.68 $1.80 $11.25 $5.40
March 31, 1994........................................ $ 4.68 $1.80 $10.80 $5.40
December 31, 1993..................................... $ 7.20 $1.80 $18.00 $5.40
September 30, 1993.................................... $10.80 $3.60 $16.20 $9.90

  The foregoing quotations represent prices between dealers and do not include retail mark-up, mark-down, or commissions, and may not necessarily represent actual transactions.

  As of July 1, 1996, the Company had 3,133 holders of record of the Common
Stock.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company and its consolidated subsidiaries. The first column sets forth the capitalization at March 31, 1996. The second column shows the effect of adjustment to give effect to the sale of the Securities offered hereby and the intended of the net proceeds therefrom.

                                                        MARCH 31, 1996
                                                  -----------------------------
                                                                  AFTER
                                                    ACTUAL      OFFERING
                                                  -----------  -----------
Long-term Debt (1)............................... $   969,514  $   969,514
Shareholders Equity:
  Common Stock--Par Value $.01 Per Share,
   Authorized--4,000,000 Shares; Outstanding--
   415,143 Shares (2)............................       4,151        4,151
  Preferred Stock--No Par Value, Authorized--
   4,000,000 Shares; Outstanding--350,000; To Be
   Outstanding--844,500 Shares. Liquidation
   Preference of $250,000, $3,711,500 after
   Offering......................................     250,000    3,711,500
  Additional Paid In Capital.....................   5,837,379    5,188,757
  Accumulated Deficit............................  (5,356,650)  (5,356,650)
  Unearned Restricted Stock Comp.................  (1,415,050)  (1,415,050)
  Stock Purchase Warrants........................      88,075      112,800
  Treasury Stock, at cost........................     (16,386)     (16,386)
  Current Year Earnings..........................   1,151,869    1,151,869
                                                  -----------  -----------
Total Stockholders Equity........................     543,389    3,380,991
Total Capitalization............................. $ 1,512,903  $ 4,350,505

- --------
(1)  See Note 5 to Consolidated Financial Statements.
(2) Does not include (i) Class C Warrants to purchase 56,944 shares at $22.68 per share held by Robert G. Gatza and Robert J. Fanella (See "CERTAIN TRANSACTIONS"), (ii) shares of Preferred Stock issuable upon exercise of the 880,000 Class A Warrants currently outstanding (See "SELLING SECURITYHOLDERS AND PLAN OF DISTRIBUTION") and the 247,725 Class A Warrants to be sold in this offering, (iii) 49,450 shares of Preferred Stock issuable upon exercise of the Representative's Purchase Warrant,
     (iv) 24,725 shares of Preferred Stock issuable upon exercise of Class A Warrants which are issuable upon exercise of Representative's Purchase Warrants, or (v) 13,292 shares of Common Stock which are issuable upon the exercise of outstanding stock options.

DEBT COMPROMISE

  At December 31, 1995 the Company was indebted to a competitor in the amount of $2,332,495 arising from the Company's acquisition in 1991 of certain assets used by that competitor in the manufacture of power supplies. The debt was non-interest-bearing with monthly payments in ascending amounts extending through December 1, 2002.

  On January 31, 1996 the Company reached an agreement with the debt-holder to compromise the debt. The Company agreed to pay the debt-holder $1,332,000 in cash, and the debt-holder agreed to forgive the $1 Million balance of the obligation. The effect of the debt compromise was to reduce the Company's debt-load by approximately $1.3 Million (net of loans taken to finance the debt compromise), increase shareholders equity by approximately $1.3 Million, and to cause the Company to realize approximately $1.0 Million in extraordinary income during the third quarter of fiscal 1996.

  The Company obtained the funds necessary to pay the debt-holder by (1) obtaining $275,000 from the Bridge Financing described immediately below, (2) agreeing to issue 350,000 shares of Series A Preferred Stock to Robert G. Gatza and Robert J. Fanella, the Company's officers, in exchange for their payment of $250,000 and their personal guarantees of approximately $800,000 in loans to the Company, and (3) utilizing $43,750 paid by Messrs Gatza and Fanella in December of 1995 upon their exercise of Class D Warrants for Common Stock. "CERTAIN TRANSACTIONS."

BRIDGE FINANCING

  In March, 1996 the Company obtained bridge financing from six lenders in the amount of $275,000. The lenders are the individuals identified in this Prospectus as "Selling Securityholders." In exchange for the $275,000, the Company gave the Selling Securityholders non-negotiable promissory notes in the aggregate principal amount of $187,000 plus 880,000 Class A Warrants. The notes accrue interest at a rate of 8% per year. Principal and interest are payable on the earlier of (a) April 1, 1997 or (b) the date on which this offering closes. The outstanding principal of the notes will be repaid from the net proceeds of this Offering. The proceeds of the Bridge Financing were used by the Company to fund the debt compromise described immediately above.

  The Company's agreement with the Selling Securityholders provided that the Company would include in this registration statement a prospectus covering the Class A Warrants owned by the Selling Securityholders and the underlying Preferred Stock. Accordingly, the registration statement, of which this Prospectus is a part, also covers the offering of the Class A Warrants acquired by the Selling Securityholders in the bridge financing, as well as the Preferred Stock issuable upon exercise of those Class A Warrants. See:
"SELLING SECURITYHOLDERS."

                                   DIVIDENDS

  The Preferred Stock is entitled to cumulative annual dividends of 8% of the $7.00 issue price per share. The annual dividend requirement on the Preferred Stock sold in this Offering will be $276,920, and that amount will increase if any of the Class A Warrants are exercised for Preferred Stock. The dividend on the 350,000 shares of Preferred Stock issued to Messrs Gatza and Fanella (See "CAPITALIZATION--Debt Compromise") will total $140,000, as Messrs. Gatza and Fanella have agreed to waive dividends in excess of $.40 per share. At the Company's option, all or part of each dividend may be paid in shares of the Company's Common Stock valued at 100% of the average closing bid price of the Common Stock as reported on such exchange or quotation service as the Common Stock may be quoted on, for the ten trading days before the record date for the dividend. In addition, if the Company pays any dividend with respect to a share of its Common Stock, it will pay twice that amount as an additional dividend on each share of Preferred Stock.

  The Company is not a party to any agreement or arrangement that restricts or limits its ability or authority to declare and pay dividends other than as provided by law. As a Delaware corporation, the Company is permitted to declare and pay dividends only out of either (a) capital surplus or (b) net profits for the fiscal year in which the dividend is declared or the preceding fiscal year. If the Company's net worth does not exceed its stated capital and it has not realized income in the year a dividend is due or the preceding year, dividends will not be paid by the Company on the Preferred Stock. Any dividends not paid will accrue. No interest will be paid on any accrued but unpaid dividends.

  Until the Debt Compromise with AT&T was effected, the Company had no capital surplus, and at the present time the Company has very little capital surplus. There can be no assurance that the Company will maintain sufficient capital surplus to be able to pay dividends on the Preferred Stock. The Company's ability to pay dividends in the future will depend on whether the Company is profitable. If the Company incurs large losses which impair its financial resources, the Company could quickly become unable to pay dividends. In any case it is likely that the Company will from time-to-time or always determine that it is in the best interests of the Company to retain its cash assets, and pay the entirety of a dividend in shares of Common Stock, particularly if the market value of the Common Stock is high. Such a payment could have an adverse effect on the market prices of the Company's Common Stock and Preferred Stock.

  Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors of the Company. To date, the Company has neither declared nor paid any dividends on its Common Stock nor does the Company anticipate that such dividends will be paid in the foreseeable future. Rather, the Company intends to apply any earnings to the expansion and development of its business. Any payment of cash dividends on its Common Stock in the future will be dependent upon the prior payment of required dividends on Preferred Stock, the Company's earnings, financial condition, capital requirements and other factors which the Board of Directors deems relevant.

                        SELECTED FINANCIAL INFORMATION

                          FISCAL YEAR  FISCAL YEAR  FISCAL YEAR  FISCAL YEAR   FISCAL YEAR
                             ENDED        ENDED        ENDED        ENDED         ENDED
   OPERATING SUMMARY      JUNE 30, '95 JUNE 30, '94 JUNE 30, '93 JUNE 30, '92  JUNE 30, '91
   -----------------      ------------ ------------ ------------ ------------  ------------
Sales...................  $14,588,844  $12,771,067  $15,886,279  $20,196,925   $ 8,113,451
Interest & Other
 Income.................        1,240      100,999       33,845        5,257         5,727
Total Income............   14,590,084   12,872,066   15,920,124   20,202,182     8,119,178
Cost of Manufacturing &
 Facility...............   11,566,567   10,054,423   12,474,737   17,289,099     5,682,209
Research & Development..      949,002      920,391    1,246,965    2,279,296     1,054,557
Selling General &
 Admin..................    1,491,590    1,369,834    1,731,297    2,026,802     1,271,119
Interest & Other
 Expense................      333,031      322,573      426,319      799,055       309,790
Total Expenses..........   14,340,190   12,567,221   15,848,634   22,394,252     8,317,675
Net Earnings (Loss).....      249,894      204,845       40,806   (2,192,070)     (198,497)
Net Earnings (Loss) Per
 Share..................         .002         .002         .000        (.019)        (.002)
Weighted Average Number
 of Shares Outstanding..  114,036,563  115,111,563  114,544,896  113,877,676   113,732,045

                            AS AT        AS AT         AS AT         AS AT         AS AT
 BALANCE SHEET SUMMARY   JUNE 30, '95 JUNE 30, '94  JUNE 30, '93  JUNE 30, '92  JUNE 30, '91
 ---------------------   ------------ ------------  ------------  ------------  ------------
Working Capital.........  $  443,359  $   273,353   $   411,845   $ (2,261,694)  $  430,591
Total Assets............   6,148,531    6,301,874     6,089,900      8,916,357    4,065,336
Capitalized Lease.......     581,161      767,053       232,234        315,651      357,729
Long-Term Debt..........   3,514,009    3,954,150     3,945,068      1,541,780    1,300,691
Total Liabilities.......   7,143,821    7,641,249     7,665,434     10,594,543    3,618,721
Shareholders' Equity
 (Deficit)..............    (995,290)  (1,339,375)   (1,575,534)    (1,678,186)     446,615

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

 Nine Months Ending March 31, 1996 vs. Nine Months Ending March 31, 1995

  Net sales for the nine months ended March 31, 1996 totalled $10,718,611, a reduction of $277,924 (2.5%) from net sales in the first nine months of fiscal 1995. The primary cause of the reduction was the termination of sales to one particular customer, as that customer downgraded the overall quality of its product, which permitted it to purchase the lower cost power supplies available from several manufacturers. This termination was not offset by increased sales, as the Company's poor financial condition has made it difficult to generate new OEM customers. See "BUSINESS OF THE COMPANY-- Marketing." Most of the Company's sales during the first nine months of fiscal 1996 were to established customers.

  The Company at January 1, 1996 had backlog of $5,013,000, which may be compared to backlog of $3,550,300 at January 1, 1995. This backlog consisted entirely of firm released orders. The portion of the backlog, which was shipped during the third quarter of fiscal 1996 resulted in a 20% increase in third quarter revenues as compared to the third quarter of fiscal 1995. As of May 20, 1996 the Company's backlog of released orders was $5,527,500. The combination of that backlog with non-binding production schedules that the Company has received on existing customer projects, as well as the preproduction orders and early production orders for new projects that the Company received from eight OEM customers near the end of its second quarter, all indicate that the shortfall in sales compared to fiscal 1995 will be eliminated in the last quarter of the fiscal year.

  Despite the reduction in net sales of $277,924, operating income fell only $2,495 from the first nine months of fiscal 1995 to the first nine months of fiscal 1996. The Company was able to offset the drop in revenues by cutting manufacturing costs significantly. For this reason, facility, preproduction and production expense in the first half of fiscal 1996 was almost 14% lower than in the first half of 1995, although the expense increased in the third quarter of fiscal 1996 as the Company made expenditures in anticipation of new business. Likewise, selling, general and administrative expense fell by 8% from the 1995 period to the 1996 period, exceeding the percentage reduction in net sales and so contributing to the preservation of operating income. The increased operational efficiency evidenced in the first half of fiscal 1996 should prove beneficial to the Company's operating statements if the anticipated increase in future net sales is realized, as a larger percentage of those net sales should survive as net income than has been the Company's experience in the past.

 Year Ending June 30, 1995 vs. Year Ending June 30, 1994

  Net sales for the twelve month ended June 30, 1995 were $14,588,844, as compared to net sales of $12,771,067 in the fiscal year ending June 30, 1994. This represents a 14% increase in revenues on a year to year basis. The primary reason for the increase was a $1.8 Million increase in sales to AT&T, the Company's largest customer, whose orders represented 18% of sales in fiscal 1994 and 29% of sales in fiscal 1995. The Company continues to do business with AT&T, with sales to it during the first six months of fiscal 1996 representing 39% of the Company's total net sales. One reason for this public offering, however, is to provide funds to enable the Company to expand its customer base, which will reduce the Company's dependence on this one customer.

  Operating income in fiscal 1995 increased by $155,266 from $426,419 to $581,685, representing an increase of 36%. The primary reason for the increase was the fact that research and development expense increased by 3% while net sales increased by 14%. The reason for the small relative increase in research and development expense was the Company's lack of cash resources to devote to research and development, and does not represent Company policy. The Company intends to expand its research and development activities as its business expands to insure that it remains in the forefront of power supply technology.

  The increase in operating income was also due in part to the relatively small increase in "general and administrative" expense, which rose only 5% between fiscal 1994 and fiscal 1995. The small increase relative to net sales is attributable to the fact that the Company has established its management and accounting systems and other corporate infrastructure, and is capable of handling expanded operations without a significant expansion of infrastructure. Indeed, management has estimated that the Company could expand to a level of $40 Million in sales without major additions to facilities or senior management. This situation should prove financially advantageous if the anticipated increase in sales in fiscal 1997 is realized.

  The other elements of operating expense necessarily increased in proportion to the increase in net sales. Facility, preproduction and production expenses in fiscal 1995 were 79.3% of net sales in that year, as compared to 78.7% of net sales in the prior year. The change was primarily due to product mix and, to a smaller extent, increased costs in the electronic component cost areas, especially semiconductors. Selling & marketing expenses increased by 18% from $418,830 to $494,392. The increase in sales & marketing was due to the increased commissions paid to the Company's independent manufacturers representatives as a result of the higher sales level. Moreover, the Company spent funds in building and solidifying its network of independent manufacturer representatives. At the same time, the amount spent on advertising was reduced slightly.

  Net income for the fiscal year ended June 30, 1995 was $249,894, a 22% increase over the $204,845 recognized in fiscal 1994. In fiscal 1994, however, the Company's net income had been increased by $100,000 due to the reversal in 1994 of a reserve taken in 1992 in connection with the Company's investment in an Indian power supply manufacturer. See "Note 4 to the Consolidated Financial Statements." Accordingly, the increase in net income from fiscal 1994 to fiscal 1995, excluding the nonrecurring item relating to the India investment, totalled $145,049 or 138%.

 Year Ending June 30, 1994 vs. Year Ending June 30, 1993

  Net sales for the fiscal year ended June 30, 1994 were $12,771,067, as compared to net sales of $15,886,279 in the fiscal year ended June 30, 1993. The reduction in sales was a result of the Company's continuing effort to remove low margin business. Specifically the Company's sales to its largest customer were reduced by almost $4 Million. The Company had been supplying power supplies in a wide variety of specifications and performance criteria to six divisions of this customer. The Company is now focusing on selling only high performance power supplies to one division. That focus will have the immediate effect of reducing net sales, but the long term effect of increasing profitability, particularly as increased sales to this division with favorable margins are expected.

  Since the Company reorganized its operational structure in 1992, there has been an ongoing effort to reduce expenses until a sustainable increase in net sales justifies expansion. In connection with that program, most of the areas of indirect expense were reduced. Research & Development was $326,000 less in fiscal 1994 than in fiscal 1993. Selling & Marketing expense was $97,000 less in fiscal 1994 than in 1993. And General & Administration expense was $264,000 less, compared to fiscal 1993. Production costs remained stable, representing 78.7% of net sales in the 1994 fiscal year as compared to 78.5% of net sales in the prior fiscal year.

  Since expenses were reduced in proportion to net sales, there was no significant change in operating income between fiscal 1993 and fiscal 1994. Net income, however, increased by $164,039 from $40,806 in 1993 to $204,845 in 1994. The two reasons for the increase were (1) the $100,000 reversal of a reserve against the Company's investment in India (discussed in the preceding section) and (2) a $101,584 reduction in interest cost achieved by renegotiating the terms of several of the Company's loans.

LIQUIDITY AND CAPITAL RESOURCES

  At March 31, 1996, the Company had a working capital deficit of $623,869. Included in current liabilities on that date was $1,332,000 owed to AT&T as a result of the Debt Compromise, which was to be paid after March 31, 1996. If that debt is eliminated from the calculation, the Company's working capital totalled $708,131, which was not significantly different from the $443,359 it held at June 30, 1995, the end of its last fiscal year. In calculating working capital, however, the Company includes $3,448,466 of inventory, most of which consists of raw material parts held for use in manufacturing power supplies. The current assets which will readily turn into cash, cash and accounts receivable, were, then, considerably exceeded by the Company's current liabilities. The debt compromise which the Company effected during the third quarter of fiscal 1996 had the effect of reducing the Company's current and long-term liabilities by a total of approximately $1.3 Million. See "CAPITALIZATION--Debt Compromise." Nevertheless, the Company will require the proceeds of this offering to achieve a cash reserve suitable for its current plan of operations.

  Because of the Company's high debt-to-assets ratio, debt service remains a significant drain on cash resources. During fiscal 1995 the Company used $781,831 for debt service, approximately equal to the debt service for fiscal 1994. In the first nine months of fiscal 1996, debt service totalled $612,450. The debt compromise had the effect of reducing debt service considerably. Moreover, the Company intends to utilize approximately $887,000 from the proceeds of this offering to reduce debt (including the Bridge Financing debt), which will have the effect of further reducing debt service. Nevertheless, the Company projects that after completion of this offering its debt service for fiscal 1997 will be approximately $750,000.

  The Company's primary source of operating funds has been its credit line. The primary bank lender, Comerica Bank, has an asset-based loan facility of up to $2,000,000 dependent on predetermined formulas involving the Company's accounts receivable and inventories. The balance outstanding on the credit line at March 31, 1996 was $1,693,731. The total amount available to borrow at that date was $1,723,885.

  The Company's inventory at March 31, 1996 totalled $3,448,466, as compared to $2,712,224 at June 30, 1995. The 27% increase in inventory was due to the effect of capacity planning for future orders. In anticipation of the orders for new customer programs, the Company brought in inventory for existing programs earlier than normal so that the existing programs could be built earlier and inventoried, thereby releasing manufacturing capacity to be utilized in the start-up of the new programs.

  The Company's accounts receivable at March 31, 1996 totalled $1,575,385, which was higher than at any time since 1993. The increase of 32% in the first nine months of 1996 was primarily a result of the 20% increase in sales between the third quarter of 1996 and the third quarter of 1995. The Company expects the growth of accounts receivable to be proportionate to the growth in net sales in the future.

  The Company expects that the available borrowings from the asset-based line of credit when combined with the cash flow expected from current operations will be sufficient to service the Company's debt and fund operations for the following fiscal year.

              CERTAIN FEDERAL INCOME TAX EFFECTS UPON THE COMPANY

  At June 30, 1995, for United States federal income tax purposes, the Company had consolidated NOL carryforwards of approximately $3.7 Million due to expire commencing in 2000. The Company also had investment tax credit ("ITC") and research and development credit ("RDC") of approximately $221,000 due to expire commencing in 1999, and AMT credit carryforwards of approximately $12,000. The availability of these carryforwards to reduce or offset future taxable income and tax liability of the Company is subject to various limitations under the Internal Revenue Code of 1986, as amended (the "Code"). In particular, the Company's ability to utilize the carryforwards would be restricted upon the occurrence of an "ownership change" within the meaning of section 382 of the Code.

  Although the determination of whether an ownership change has occurred is subject to factual and legal uncertainties, the Company believes that an ownership change will occur no later than the closing of this Offering. As a result of the "ownership change," the Company will generally be permitted to utilize NOL carryforwards (available on the date of such change) in any year thereafter to reduce its income to the extent that the amount of such income does not exceed the product of (the "Section 382 Limit") (i) the fair market value of the Company's outstanding equity at the time of the ownership change (reduced by the amount of certain capital contributions such as those received pursuant to this Offering) and (ii) a long-term tax-exempt rate published by the Internal Revenue Service (currently 5.78% for ownership changes occurring in June of 1996). Further, the Company's ability to utilize its ITC, RDC and MTC carryforwards will also be limited as a result of the ownership change in an amount determined by reference to the Section 382 limit. As a result, the Company does not expect to utilize its full NOL and tax credit carryforwards to offset future taxable income and tax liability. This limitation would have a materially adverse effect on the Company's net income, if the Company were to generate taxable income (or tax liability) materially in excess of the limitation on the utilization of NOL and tax credit carryforwards.

  In addition, the issuance of the Preferred Stock in this Offering (if an ownership change occurred prior to such issuance), the exercise of the Class A Warrants and the issuance of Common Stock as dividends or any other issuance of equity securities by the Company may each contribute to the occurrence of subsequent ownership changes. Any such subsequent ownership changes could have the effect of further limiting the Company's ability to utilize its NOL, ITC, RDC and MTC carryforwards.

                            BUSINESS OF THE COMPANY

  MicroENERGY, Inc., was incorporated in Delaware on November 30, 1983. The Company designs and manufactures high frequency power supplies and DC-to-DC converters for OEM customers who are engaged in the telecommunications, computer, and instrumentation segments of the electronics industry. The Company currently offers single and multiple output switching power supplies and DC-to-DC converters in the power output range of 25 watts to 2500 watts. All of the Company's products are customized to satisfy the unique requirements of each customer's application.

POWER SUPPLIES AND DC-TO-DC CONVERTERS

  A power supply is a component of electrically-powered products which converts alternating current ("AC"), the generally-available form of electricity, into direct current ("DC"), which is required for electronic circuits to function. Since the electric energy available is seldom in a form usable by electrical apparatus, most incorporate a power supply. For example, modern microprocessors require 5 VDC (volts direct current) to operate, while 120 VAC (volts alternating current) is generally available. Many large electronics manufacturers maintain "captive" power supply producers to manufacture what the OEM needs. As the technology has in the past decade become more and more sophisticated, the percentage of power supplies which are manufactured "in-house" by captive producers has fallen. Today almost half of the power supplies used in electronic equipment are purchased from independent vendors.

  A DC/DC converter is an electronic sub-system that converts one DC input voltage into one or more DC output voltages. DC/DC converters are used in conjunction with power supplies, such as those manufactured by MicroENERGY.

  The principal application for the DC/DC converters designed by MicroENERGY is the telecommunications industry. For example, a smart telephone (i.e., a telephone with a memory), will utilize a DC/DC converter to change the 48 VDC which powers its motor to 5 VDC, the output necessary to power its memory chips. If a small DC/DC converter were not available in each telephone, it would be necessary to run a 5 VDC wire from a central location to each telephone.

  A similar application is made in robotics systems. The converter is installed in each robot sensor and converts the DC voltages used to operate the robot's motors into the lower voltage needed to power the robot's microprocessors. The use of DC/DC converters in this fashion facilitates the development of efficient "intelligence" in robot systems.

THE INDUSTRY

  Because of emerging technology, the size and growth of the market, and the unique design requirements of each customer, the market is fragmented. There are approximately 100 companies which identify switching power supplies in their product line portfolio, and no one of them dominates the market. The largest manufacturer of switchers is Astec, Inc., a subsidiary of the British company, BSR. Astec manufactures standard and customized switcher units.

  Other large U.S. manufacturers include AT&T, Lambda, Delta Products, Shindengen, and Lorain Products, each of which has annual sales worldwide in excess of $260 Million. The competitors in this DC-to-DC converter market are primarily the same as those in the switching power supply market, with the significant addition of General Instrument Corporation and General Electric Corporation. All of these manufacturers, however, concentrate on sales of standardized power supplies. Their strategy is to provide a line of inexpensive models that are within the range of the existing specifications of OEMs.

  MicroENERGY, on the other hand, provides state-of-the-art custom units to meet exact specifications on short notice at competitive prices. In that market the principal method of competing is by emphasis on design ability and timely delivery. MicroENERGY's technology and reputation for service have allowed it to compete successfully in this market for over ten years despite limited financial resources.

MARKETING

  MicroENERGY's products are marketed to manufacturers of electronic equipment by independent manufacturers representatives. At the present time, the Company's products are offered by 8 representative firms, whose territories include all or part of 36 states plus Puerto Rico. The lag time from initial contact with a prospective OEM customer to receipt of a purchase order is typically 6 months. An additional 3-4 months is usually required before actual shipment can begin. Since each customer requires a unique customization of one of the Company's basic product series, much of the lag time from initial customer contact to purchase order is attributable to customization and technical review by the customer.

  Prior to placing purchase orders, customers evaluate the Company's technology and other capabilities, as well as their own requirements. At this point, assuming that their level of interest is high, the firm will send a request for quotation ("RFQ") for price and delivery of specific power supplies. The RFQ's generally cover the customer's requirements for 12 months. The average age of these quotes is 45 days.

  Actual orders are received by the Company in two forms. The Company's customers have generally given the Company a "preproduction" order for several units for initial evaluation. The entry of preproduction order indicates a considerable level of interest, since the Company normally includes an upfront charge for nonrecurring engineering in the cost. Generally some, but not all, of the Company's preproduction orders result in production orders.

  The final stage in the ordering process is the production order. These orders constitute a firm commitment to take delivery of the Company's products only when the customer authorizes a release for shipment.

BACKLOG

  The Company generally advises customers that the Company can deliver product within twelve weeks after the production order is placed. Accordingly, most customers place orders for one quarter at a time, although most customers are ordering for production programs that will extend over a much longer period of time. For that reason, the Company's current backlog of released orders of $5,527,500 is a reliable indication that (1) the Company will deliver a substantial parties of that amount during the next twelve weeks, and (2) the programs which its customers are ordering for are approximately 52% larger than was the case a year earlier, when backlog totalled only $3,639,900. Based on its extrapolation from backlog as well as the production schedules which the

Company receives from its customers, the Company is generally able to plan its production schedules, including purchasing of necessary components and related engineering, for six to eight months in advance.

  Near the end of 1995 the Company received preproduction orders for new power supply designs from eight customers. The RFQ's received from these customers projected annual power supply requirements which, if met by the Company, would represent a total of approximately $10.2 Million in sales. Indications from four of the customers designated as new projects show that annual production quantities for these four in fiscal year 1997 should approximate $8.0 Million. The Company believes that it may be awarded all of these orders, although there is never a certainty of an order until the release for shipment is given by the customer. Three of the customers have given the Company production orders; the remainder are still in the preproduction stage. The Company has sufficient confidence that it will receive a significant portion of these orders that it has already begun to increase its raw materials inventory in anticipation of the expanded business and is allocating the greater portion of the net proceeds of this offering to financing of the new business. There can be no assurance, however, that any amount of these orders will be realized and completed by the Company.

MAJOR CUSTOMER; EXPORT SALES

  The Company has only one customer that represented more than 10% of the Company's net sales during fiscal 1995. The Company's sales to various divisions of AT&T Inc. accounted for approximately 41% of the Company's total revenues in the first nine months of fiscal 1996, 28% of the Company's total revenues in fiscal 1995, 19% of the Company's total revenues in fiscal 1994, and 41% of the Company's total revenues in fiscal 1993.

  During fiscal year 1995, the Company had $5,320,702 in export sales. In the fiscal year ended June 30, 1995 the Company's export sales amounted to approximately 36% of the Company's total revenues, compared to 38% in 1994 and 24% in 1993. All export sales by the Company are denominated in U.S. Dollars. Due to the fact that the Company's products are customized and require a substantial lead-time for production, short-term foreign currency fluctuations generally have no effect on the Company's sales. Any long-term strengthening of the Dollar, however, could adversely affect export sales.

THE MICROENERGY TECHNOLOGY

  The Company's research and development efforts have been focused on advancing the state-of-the-art in the design of power supplies and the method employed in manufacturing such power supplies. For the immediate future, the Company's research and development will continue to focus on that subject. During the fiscal year ended June 30, 1995 the Company spent $949,002 on Company-sponsored research and development. During the fiscal year ended June 30, 1994 the Company spent $920,391 on Company-sponsored research and development. During the fiscal year ended June 30, 1993, the Company spent $1,246,965 on Company-sponsored research and development.

  Among the more significant results of this research and development activity has been the Company's ability to vertically integrate Surface Mounted Technology ("SMT") into its entire manufacturing operation. SMT, which was developed by a number of electronics manufacturers in the 1980s, represents a major miniaturization of electronic components by elimination of the external packaging of components. A component produced using SMT technology, such as a transistor, consists of only the device itself with no capsule surrounding it. The SMT component is placed directly onto the printed circuit board (which itself is greatly reduced in size). The Company utilizes this technology in its manufacturing processes, which enables the Company to provide more power in a smaller power supply, thus expanding the engineering capabilities of our customer, and facilitating more applications for our power supplies.

  Recently the Company's on-going efforts to be at the forefront of its industry were recognized by the primary accrediting organization for the industry. The International Standards Organization ("ISO") is based in Geneva, Switzerland, and was organized to create internationally recognized standards for design and manufacturing processes. During 1995 the Company was granted ISO 9001 status by Underwriters Laboratories.

The ISO 9001 designation will indicate to potential customers that MicroENERGY has achieved the state-of-the-art in power supply design and manufacturing.

SOURCES OF COMPONENTS

  The raw materials for the Company's products are primarily standardized components which are available from an adequate number of suppliers. Those raw materials which must be customized for the Company are also available from a number of qualified component manufacturers. During fiscal 1989, the Company increased its access to components by acquiring all of the capital stock of Tru-Way, Inc., an Illinois corporation engaged in the business of manufacturing fabricated metal parts used in the Company's principal product.

  One problem in raw material procurement which has caused significant concern in the power supply industry in recent years is the worldwide shortage of semi-conductor components. At the present time, the worldwide supply of certain types of semi-conductors does not meet the worldwide demand for those components. Moreover, the problem portends to be a factor in the industry for many years to come, as the creation of a wafer fabrication plant to produce these components entails an investment of $1 Billion to $2 Billion and up to two years for completion.

  MicroENERGY anticipated the shortage in semi-conductors many years ago, and has positioned itself well to withstand the effects. Several years ago MicroENERGY adopted a policy of purchasing its semi-conductors from distributors rather than manufacturers. That policy occasionally resulted in increased raw material costs. But as a result, MicroENERGY now enjoys a priority relationship with its suppliers of semi-conductors. Even if manufacturers are allocating their production among their customers, thus causing shortages for all, the distributors from whom MicroENERGY purchases its semi-conductors have made a practice of meeting all of MicroENERGY's orders in timely fashion. Indeed, the Company experienced relatively few component shortages during 1995, which indicates the efficacy of its strategy. Although there is no contract binding any supplier to continue to satisfy MicroENERGY'S semi-conductor requirements, the existing relationship, as long as it continues, provides MicroENERGY the ability to meet the shipment schedules of its own customers at a time when many of its competitors are experiencing difficulty doing so due to the shortage of semi-conductors.

EMPLOYEES

  The Company is located in a "Research Corridor" west of Chicago, in which a substantial portion of the Midwest's electronics industry is located. The presence of Bell Laboratories, Motorola, Inc., and Zenith Corporation, among others, as well as Illinois Institute of Technology and Northwestern University, means that the Company can recruit its employees from a large local pool of talented individuals. Moreover, since experienced technicians and engineers are generally available, the Company has not experienced any material "lag time" in training new employees.

  The Company currently has 206 full-time employees (including 175 production employees), two of whom are officers of the Company. During the remainder of fiscal 1996 the Company expects no substantial increases in the Company's non-direct labor force. None of the Company's employees belongs to a union. The Company believes that its relationships with its employees is good.

PROPERTIES

  The Company currently has five locations. The Company's general offices are located in a 3,100 square foot office facility in Carol Stream, Illinois. The Company's manufacturing operations are located in a leased facility in Quincy, Illinois and a Company-owned facility in Memphis, Missouri, which are located approximately 70 miles from each other. The total space in Quincy is 59,555 square feet and in Memphis is 9,600 square feet. The Quincy and Memphis facilities are located in a good labor market and are large enough to meet the expected capacity requirements of the Company for the foreseeable future. The Company's Longwood, Florida facility contains the research and development center in a 13,002 square foot leased facility. The metal fabrication business conducted by the Company's subsidiary, Tru-Way, Inc., is located in a 10,800 square foot facility in Northlake, Illinois.

  The table set forth below identifies the properties leased by the Company and its subsidiaries for an annual rental of $10,000 or more. The Company believes that these facilities are adequate for its operations as presently structured.

COMPANY                  LESSOR                 PREMISES                TERM AND ANNUAL RENTAL
- -------                  ------                 --------                ----------------------
MicroENERGY............. Nardi Asset Management 350 Randy Road             Through 12/31/97
                                                Carol Stream, IL           $38,600
MicroENERGY............. Guardtree Ltd          1400 N. 30th St.           Through 8/31/01
                                                Quincy, IL                 $193,590
MicroENERGY............. Pizzuti Inc.           745 West State Road 434    Through 2/28/97
                                                Suite J                    $146,628
                                                Longwood, FL
Tru-Way, Inc............ ARQUBE(1)              36 West Lake Street        Through 7/30/98
                                                Northlake, IL              $54,000

- --------
(1) ARQUBE is a partnership, whose partners are Robert G. Gatza and Robert J. Fanella, the officers of the Company. See "CERTAIN TRANSACTIONS."

                                  MANAGEMENT

  The following table sets forth certain information regarding the officers and directors of the Company as of July 1, 1996:

  NAME                   AGE                         POSITION
  ----                   ---                         --------
Robert G. Gatza.........  53 Chairman of the Board, President, Chief Executive Officer
Robert J. Fanella.......  45 Chief Financial Officer, Secretary, Director
George M. Bradshaw......  49 Director

  Directors hold office until the annual meeting of the Company's shareholders and the election and qualification of their successors. Officers hold office, subject to removal at any time by the Board, until the meeting of directors immediately following the annual meeting of shareholders and until their successors are appointed and qualified.

BACKGROUND OF MANAGEMENT

  Robert G. Gatza was a co-founder of MicroENERGY in 1983, and has served as its Chief Executive Officer since that founding. Prior to forming MicroENERGY, Mr. Gatza was employed by Motorola, Inc. as Director of Operations for its cathode ray tube business. Mr. Gatza was awarded a Master of Science degree in Mathematics and a Master of Science degree in Operations Management, both by Witchita State University.

  Robert J. Fanella was a co-founder of MicroENERGY in 1983, and has served as its Chief Financial Officer since that founding. Prior to founding MicroENERGY, Mr. Fanella was employed by Motorola Inc as Controller of a Business Group. Mr. Fanella was awarded a Master of Business Administration degree by the University of Chicago, and is a Certified Public Accountant.

  George M. Bradshaw has served as an attorney for MicroENERGY since it was founded. He has served on its Board of Directors since 1988. Mr. Bradshaw is an attorney with the firm of Huck, Bouma, Martin, Charlton & Bradshaw in Wheaton, Illinois, specializing in corporate, real estate and commercial law.

EXECUTIVE COMPENSATION

  The following table sets forth all compensation awarded to, earned by, or paid by the Company to the following persons for services rendered in all capacities to the Company during each of the fiscal years ended June 30, 1995, 1994 and 1993: (1) the Company's Chief Executive Officer, and (2) each of the other executive officers whose total salary and bonus for the fiscal year ended June 30, 1995 exceeded $100,000.

                          SUMMARY COMPENSATION TABLE

(a)                                                            (e)        (f)
NAME AND                                (b)    (c)     (d)    OPTION   ALL OTHER
PRINCIPAL POSITION                      YEAR  SALARY  BONUS   SHARES    COMP. *
- ------------------                      ---- -------- ----- ---------- ---------
Robert G. Gatza........................ 1995 $210,001  --   21,000,000  $1,500
 Chief Executive Officer                1994 $212,281  --      --       $2,100
                                        1993 $208,950  --      --       $2,100
Robert J. Fanella...................... 1995 $203,801  --   14,000,000  $1,500
 Chief Financial Officer                1994 $204,301  --      --       $2,000
                                        1993 $201,150  --      --       $2,000

- --------
*  Represents Company matching contribution to 401(k) Plan.

EMPLOYMENT AGREEMENTS

  In 1996 the Company entered into employment agreements with Robert G. Gatza and Robert J. Fanella. The employment agreements are substantially identical to each other. The agreements provide for full-time employment and include a covenant that the officer will not compete with the Company for one year after his employment terminates. The agreements terminate on January 31, 2000. They provide that each officer will be paid a salary determined by the Board, but that his annual salary shall be no less than his average salary for the preceding two years.

RESTRICTED STOCK GRANT PROGRAM

  On May 19, 1989, the shareholders of the Company adopted a Restricted Stock Grant Program (the "Program"), pursuant to which 58,333 shares of common stock were reserved for issuance. On July 3, 1989, a portion of the reserved shares were issued to two "Grantees", namely Robert G. Gatza (34,722 shares) and Robert J. Fanella (18,056 shares). Messrs. Gatza and Fanella are the Company's officers.

  The shares issued under the terms of the Program are subject to the following restrictions:

    1. The shares granted under the Program cannot be sold, assigned, pledged, transferred or hypothecated in any manner, by operation of law or otherwise, other than by writ or the laws of descent and distribution, and shall not be subject to execution, attachment or similar process. This restriction shall lapse, with respect to 3% of the number of shares granted under the Program, and those shares will become unrestricted stock, on the last day of the Company's 1996 fiscal year. The restriction shall lapse with respect to each additional 3% of such number of shares on the last day of each successive fiscal year of the Company, until the 27th year in which the final 13% will vest.

    2. The restriction shall also lapse as to all shares granted to a Grantee on the first to occur of (i) the termination of that Grantee's employment with the Company by reason of his disability, (ii) the Grantee's death,
  (iii) termination of the Grantee's employment by the Company without good reason, or (iv) a change of control of the Company. The Program defines "Change of Control" as an acquisition by a person or group of more than 50% of the Company's outstanding shares, a transfer of the Company's property to an entity of which the Company does not own at least 50%, or the election of directors constituting a majority of the Board who have not been approved by the existing Board.

    3. Shares which have not become unrestricted under the circumstances referred to in Item 1 or Item 2 above shall be forfeited to the Company upon termination of the Grantee's employment with the Company.

    4. During any tax year in which a Grantee realizes taxable income by reason of the lapse of the restrictions on the shares granted under the Program, the Company shall pay to such Grantee a "Gross-Up Bonus" in cash equal to the aggregate of (i) the additional federal, state and local income taxes incurred by Grantee as a result of realization of such taxable income, and (ii) the federal, state and local income tax incurred by the Grantee as a result of the Gross-Up Bonus. In no event shall the Gross-Up Bonus exceed the aggregate of (i) the amount of the tax deduction for which the Company receives a benefit for the tax year of the Company beginning during the tax year of the Grantee in which he realizes taxable income by virtue of the lapse of the restrictions referred to in Item 1 above, and
  (ii) the amount of the tax deduction for which the Company receives a benefit for such tax year of the Company by virtue of the Gross-Up Bonus.

INCENTIVE STOCK OPTION PLAN

  On December 6, 1984 the shareholders of the Company approved the 1984 Incentive Stock Option Plan and the 1985 Incentive Stock Option Plan. The 1984 and 1985 Plans expired after ten years, but options for 7,736 shares of Common Stock remain outstanding under those Plans.

  On February 24, 1992 the shareholders of the Company approved the 1992 Incentive Stock Option Plan, and on May 7, 1996 the shareholders approved the 1996 Incentive Stock Option Plan. The 1992 Plan and the

1996 Plan, together, are authorized to issue options for a total of 55,555 shares, none of which are presently outstanding.

  Options granted under the Plans are intended to qualify as "incentive stock options", as defined in Section 422A of the Internal Revenue Code. No options have been issued under any Plan to any present officer or director of the Company. The average exercise price of the options which are outstanding is $5.36.

  The following tables set forth certain information regarding the stock options or warrants acquired by the officers of the Company during the year ended June 30, 1995 and those options or warrants held by them on June 30, 1995.

                             OPTION GRANTS IN LAST FISCAL YEAR
                         -----------------------------------------
                                                                   POTENTIAL REALIZABLE
                                                                     VALUE AT ASSUMED
                                                                     ANNUAL RATES OF
                                                                       STOCK PRICE
                                                                       APPRECIATION
                                     INDIVIDUAL GRANTS               FOR OPTION TERM
                         ----------------------------------------- --------------------
                                      PERCENT
                                     OF TOTAL
                                      OPTIONS
                          NUMBER OF   GRANTED
                         SECURITIES     TO
                         UNDERLYING  EMPLOYEES EXERCISE
                           OPTION    IN FISCAL  PRICE   EXPIRATION
   NAME                  GRANTED (#)   YEAR     ($/SH)     DATE     5% ($)    10% ($)
   ----                  ----------- --------- -------- ---------- --------- ----------
Robert G. Gatza.........   58,333        60%     $.45    12/13/01  $   3,297 $   14,673
Robert J. Fanella.......   38,889        40%     $.45    12/13/01  $   2,198 $    9,782

                                AGGREGATED FISCAL YEAR OPTION VALUES
                      ---------------------------------------------------------
                      NUMBER OF SECURITIES UNDERLYING  VALUE OF UNEXERCISED IN-
                       UNEXERCISED OPTIONS AT FISCAL     THE-MONEY OPTIONS AT
  NAME                          YEAR-END (#)             FISCAL YEAR-END ($)
  ----                -------------------------------- ------------------------
Robert G. Gatza......       38,333 Exercisable                 $      0
                            58,333 Unexercisable               $141,750
Robert J. Fanella....       18,611 Exercisable                 $      0
                            38,889 Unexercisable               $ 94,500

REMUNERATION OF DIRECTORS

  The Directors of the Company receive no compensation for their services, but are reimbursed for out-of-pocket expenses incurred on the Company's behalf.

LIMITATION OF LIABILITY

  The Company's Articles of Incorporation contain a provision stating that no officer or director of the Company will be liable personally to the Company for damages for breach of fiduciary duty as a director or officer unless he is responsible for payment of an illegal dividend or for acts or omissions which involve a knowing violation of law, intentional misconduct, or fraud.

REPRESENTATIVE'S RIGHT TO APPOINT DIRECTOR

  The Underwriting Agreement between the Company and I.A. Rabinowitz & Co. (the "Representative") provides that for three years after the completion of this Offering, the Representative will have the right to nominate one person to serve on the Company's Board of Directors, and upon such nomination the Board shall take the action necessary to cause the Representative's nominee to be elected to the Board. If the Representative does not exercise this right, it may appoint an advisor, who will be entitled to attend all meeting of the Board of Directors. To date, the Representative has not advised the Company as to whether it intends to exercise either right.

                             CERTAIN TRANSACTIONS

TRANSACTIONS RELATING TO TRU-WAY, INC.

  On December 30, 1988, Robert Gatza and Robert Fanella, who are directors and officers of the Company (together referred to as the "Partners") formed an Illinois partnership called ARQUBE. Under the terms of their partnership agreement, the ownership interest of the Partners in ARQUBE is as follows:

  Robert Gatza--66%
  Robert Fanella--33%

  ARQUBE was formed for the purpose of acquiring the land and fixed assets owned by Tru-Way, Inc. an Illinois corporation engaged in the business of manufacturing fabricated metal parts used in the Company's products. The assets purchased by ARQUBE included all of the machinery and equipment and an industrial building in Stone Park, Illinois. The total purchase price was $350,000. ARQUBE obtained a loan for the amount of $350,000. The loan is personally guaranteed by the Partners. The land and industrial building were placed in trust with the lender and secure ARQUBE's obligation.

  Subsequent to ARQUBE's acquisition of Tru-Way's land and fixed assets, the Company purchased all of the capital stock of TRU-Way, Inc. On July 1, 1990 the Company caused Tru-Way to enter into a lease with ARQUBE for the Stone Park facility. On July 22, 1993 the Stone Park facility was sold and ARQUBE purchased a larger facility in Northlake, Illinois (10,800 square feet versus 5,100 square feet). At this date the operations of Tru-Way were consolidated into this larger facility, the July 1, 1990 lease between ARQUBE and Tru-Way was terminated and new leases for the facility and equipment were entered into. The lease for the facility is for a five year period, with monthly rental payments of $4,500, and the equipment lease is for a five year period, with monthly payments of $12,000. The two leases will expire on July 30, 1998. On December 1, 1993, a lease for additional metal fabricating equipment was entered into between ARQUBE and Tru-Way. The terms of this lease were $3,025 per month, for a period of three years. The Company has recorded these three leases as capital leases.

TRANSACTIONS RELATING TO ACQUISITION OF POWER SUPPLY ASSETS

  On July 1, 1991 the Company acquired from a competitor certain assets used in the manufacture and sale of power supplies. The total purchase price for the assets consisted of $3,533,327 plus a 3% royalty on certain sales. In order to finance the acquisition, the Company increased its bank line of credit, and borrowed $750,000 from the Illinois Department of Commerce and Community Affairs ("DCCA") and $400,000 from the City of Quincy, Illinois. DCCA and the City of Quincy each required that Robert Gatza and Robert Fanella personally guarantee the Company's debt, and DCCA also required that Messrs. Gatza and Fanella guarantee a previously outstanding debt of $115,600.

  In order to induce Messrs. Gatza and Fanella to provide the personal guarantees, the Board of Directors granted to Mr. Gatza a Class C Warrant to purchase up to 38,333 shares of common stock between April 10, 1992 and April 10, 1998, and granted to Mr. Fanella a Class C Warrant to purchase up to 18,611 shares of common stock during the same period. The Class C Warrants were exercisable at $22.68 per share, which was 101% of the market bid price on April 10, 1991, the date of grant.

TRANSACTIONS RELATING TO DEBT RENEGOTIATION

  In 1994 the Company was forced to renegotiate the terms of all of its term debt due to cash flow inadequacies. The renegotiated debt included the debts to the City of Quincy and the DCCA, both of which were personally guaranteed by Messrs. Gatza and Fanella. The City of Quincy loan payout was extended approximately two years and the DCCA loan one year beyond the original term. The total amount outstanding at the time of renegotiation was $357,000 for the City of Quincy loan and $681,000 for the DCCA loan. As part of the renegotiations, the personal guarantees needed to be extended for the additional time.

  In order to induce Messrs. Gatza and Fanella to provide the extension of the personal guarantees, the Board of Directors granted to Mr. Gatza a Class D Warrant to purchase up to 58,333 shares of common stock between December 13, 1995 and December 13, 2001, and granted to Mr. Fanella a Class D warrant to purchase up to 38,889 shares of common stock during the same period. The Class D Warrants are exercisable at $.45 per share, which was 125% of the market bid price on December 13, 1994, the date of grant. The market value at the date of grant was equal to approximately 6% of the amount guaranteed at the time of renegotiation.

  In December of 1995 Messrs Gatza and Fanella exercised their Class D Warrants, purchasing a total of 97,222 shares of Common Stock for a total purchase price of $43,750.

TRANSACTION RELATING TO DEBT COMPROMISE

  In January, 1996 the Company reached agreement with its major creditor to compromise a long-term debt of $2,323,000 by the immediate payment of $1,323,000. The compromise was intended to improve the Company's financial condition, and to increase the net worth of the Company sufficiently that upon the completion of this offering the Company will be eligible to have the securities sold in this Offering listed on the NASDAQ SmallCap Market.

  In order to obtain the funds needed to finance the debt compromise, the Company raised $275,000 in the Bridge Financing. See "CAPITALIZATION--Bridge Financing." The Company also sold 350,000 shares of Series A Preferred Stock in equal parts to Messrs Gatza and Fanella in exchange for their cash payment of $250,000 and their personal guarantees of a loan of $800,000. The Series A Preferred Stock issued to Messrs Gatza and Fanella is identical to that which is being sold in this offering. Messrs. Gatza and Fanella have agreed, however, that while they hold the Series A Preferred Stock they will waive the semi-annual dividends in excess of $.40 per share (the Series A Preferred Stock will pay $.56 per share).

  The Company believes that the terms of all of the transactions discussed in this section were no less favorable to the Company than those which could have been obtained from non-affiliated parties.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth the equity securities of the Company beneficially owned by any person who, to the knowledge of the Company, owned beneficially more than 5% of either class of voting stock as of July 1, 1996, by all directors of the Company, and by the directors and officers of the Company as a group. The table also indicates the number of votes to which each person would be entitled in the event of a shareholders meeting and the percentage of the total voting power represented thereby. None of the persons identified below owns any securities of the Company other than the Common Stock and the Series A Preferred Stock listed below.

                                        AMOUNT AND
                 NAME AND BUSINESS      NATURE OF     PERCENTAGE         PERCENTAGE
                     ADDRESS OF         BENEFICIAL        OF             OF VOTING
TITLE OF CLASS    BENEFICIAL OWNER      OWNERSHIP      CLASS(1)   VOTES   POWER(1)
- --------------  -------------------- ---------------- ---------- ------- ----------
Common          Robert G. Gatza(4)   134,407 shares      29.6%   134,407   16.7%
 Stock.....                           of record(2)(3)
Series A        Robert G. Gatza(4)   175,000 shares      50.0%   175,000   21.8%
 Preferred                            of record
 Stock.....
Common          Robert J. Fanella(4) 87,662 shares       20.2%    87,662   11.2%
 Stock.....                           of record(2)
Series A        Robert J. Fanella(4) 175,000 shares      50.0%   175,000   22.3%
 Preferred                            of record
 Stock.....
Common          George M. Bradshaw   7,699 shares         1.9%     7,699    1.0%
 Stock.....     550 Pennsylvania      of record
                Glen Ellyn, IL
Common          All officers and     229,767 shares      48.1%   229,767   27.8%
 Stock.....     directors as a        of record(2)
                group (3 persons)
Series A        All officers and     350,000 shares     100.0%   350,000   42.3%
 Preferred      directors as a        of record
 Stock.....     group (3 persons)

- --------
(1) In determining the percentage of outstanding shares or the percentage of voting power, all presently-exercisable options owned by the shareholder or the group are treated as having been exercised.
(2) Include shares of Common Stock issued pursuant to the Restricted Stock Grant Program as follows: Robert G. Gatza--34,722 shares, Robert J. Fanella--18,056 shares. See "MANAGEMENT--Restricted Stock Grant Program." Also includes Class C Warrants to purchase shares of Common Stock at $22.68 per share as follows: Robert G. Gatza--38,333 shares, Robert J. Fanella--18,611 shares. See "CERTAIN TRANSACTIONS."
(3) Does not include 18,192 shares owned by Carol Ann Gatza, Mr. Gatza's wife. Mr. Gatza does not share voting power or investment power with respect to those shares and, accordingly, disclaims beneficial ownership of them.
(4) The business address of Messrs. Gatza and Fanella is c/o MicroENERGY, Inc., 350 Randy Road, Carol Stream, Illinois 60188.

                    DESCRIPTION OF THE COMPANY'S SECURITIES

  The authorized capital stock of the Company consists of 4,000,000 shares of Common Stock and 4,000,000 shares of Preferred Stock. On the date of this Prospectus, the Company had 415,143 shares of Common Stock outstanding and 350,000 shares of Preferred Stock outstanding.

COMMON STOCK

  Holders of the Common Stock are entitled to one vote for each share in the election of directors and in all other matters to be voted on by the stockholders. There is no cumulative voting in the election of directors. Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors with respect to the Common Stock out of funds legally available therefor and, in the event of liquidation, dissolution or winding up of the Company, to share ratably in all assets remaining after payment of liabilities. The holders of Common Stock have no preemptive or conversion rights and are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the Common Stock. The Common Stock currently outstanding is validly issued, fully paid and nonassessable.

PREFERRED STOCK

  The Company is authorized to issue 4,000,000 shares of preferred stock, no par value. The preferred stock could, without action by the shareholders of the Company, be issued by the Board of Directors from time to time in one or more series for such consideration and with such relative rights, privileges and preferences as the Board may determine. Accordingly, the Board has the power to fix the dividend rate and to establish the provisions, if any, relating to voting rights, redemption rate, sinking fund, liquidation preferences and conversion rights for any series of preferred stock issued in the future. It is not possible to state the actual effect of the authorization of any other series of preferred stock upon the rights of holders of the Common Stock or the Series A Cumulative Convertible Preferred Stock until the Board determines the specific rights of the holders of any series of preferred stock.

  The only series of Preferred Stock presently outstanding is the Series A Preferred Stock, of which 350,000 shares were issued by the Company to Robert
G. Gatza and Robert J. Fanella in connection with its financing of the recent debt compromise. See "CAPITALIZATION--Debt Compromise." The Company has no present plans to issue any shares of preferred stock other than the Series A Cumulative Preferred Stock being sold in this offering.

SERIES A CUMULATIVE PREFERRED STOCK

  This offering includes shares of Series A Cumulative Preferred Stock (the "Preferred Stock"). The Board of Directors of the Company has designated the following rights, privileges and preferences for the Series A Cumulative Preferred Stock.

 Dividend Rights

  Holders of shares of Preferred Stock are entitled to receive, out of the assets of the Company legally available for the payment of dividends, dividends payable semi-annually on the 1st day of each January and July after issuance at a rate of $.56 per share per annum. Dividends upon the Preferred Stock are cumulative and accrue from the date of original issue. No cash dividend may be declared and paid or set apart for payment upon the Common Stock until any past quarterly dividend on any outstanding series of Preferred Stock has been fully paid or declared and set apart for payment. In addition, if the Company pays any dividend with respect to a share of its Common Stock, it will pay twice that amount as an additional dividend on each share of Preferred Stock. See "RISK FACTORS--Restrictions on Payment of Dividends."

  At the Company's option, the Company may pay all or part of each semi-annual dividend in shares of Common Stock. The Common Stock so issued will be valued based on 100% of the average closing bid price of the Common Stock as reported on such exchange or quotation service as the Common Stock may be quoted on for the ten trading days before the record date for the dividend.

 Voting Rights

  The holder of each share of Preferred Stock will be entitled to cast one vote at any meeting of the shareholders of the Company, as will the holder of each share of Common Stock. Upon completion of this offering there will be 415,143 shares of Common Stock outstanding and 844,500 shares of Preferred Stock. Accordingly, at a shareholders meeting held immediately after completion of this offering, there would be 1,259,643 votes authorized, of which the holders of Preferred Stock would be entitled to cast 844,500.

 Liquidation Preference

  In the event of a voluntary or involuntary liquidation or winding up of the Company, the holders of Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to shareholders $7.00 per share plus all accrued and unpaid dividends before any distribution is made to the holders of Common Stock or any other class or series of stock ranking junior to the Preferred Stock as to distribution of assets. After payment of the full amount of the preferential liquidating distribution to which they are entitled, the holders of shares of Preferred Stock will be entitled to share in the distribution of the remaining assets of the Company with the holders of the Common Stock on a 2-to-1 basis, such that the holder of each share of Preferred Stock will receive twice as much of the remaining assets as is distributed to the holder of each share of Common Stock.


  The foregoing liquidation rights shall not be operative in the event of (i) any consolidation or merger of the Company with or into any other corporation,
(ii) any dissolution, liquidation, winding up or reorganization of the Company immediately followed by reincorporation of a successor corporation or creation of a successor partnership or (iii) a sale or other disposition of all or substantially all of the Company's assets to another corporation or a partnership if, in each case, effective provision is made in the certificate of incorporation of the resulting or surviving corporation or the articles of partnership of the resulting partnership or otherwise, for the protection of the rights of the holders of the Preferred Stock.

 Preemptive Rights

  Holders of Preferred Stock shall have no preemptive right to purchase any securities of the Company.

WARRANTS

  The Redeemable Class A Warrants are immediately transferable. Each Redeemable Class A Warrant entitles the holder thereof to purchase one share
of Series A Preferred Stock at an exercise price of $7.00 from       , 1997
until       , 2000, subject to certain adjustments. The Redeemable Warrants may be exercised in whole or in part.

  The Redeemable Warrants will be issued under a warrant agreement dated as of the closing date of this offering (the "Warrant Agreement") between the Company and American Stock Transfer & Trust Company (the "Warrant Agent"). The following is a general summary of certain provisions contained in the Warrant Agreement and is qualified in its entirety by reference to the Warrant Agreement, a copy of which as been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  The Board of Directors of the Company has the right to amend the terms of the Warrant Agreement at its discretion to, among other things, reduce the exercise price or extend the exercise period of the Warrants; provided, however, that no amendment adversely affecting the rights of the holders of Warrants may be made without the approval of the holders of a majority of the affected Warrants.

  At any time during the exercise period (but not before       , 1997) the
Company has the right to redeem all the Class A Warrants at a price of $.05 per Warrant upon not less than 30 days' prior written notice; provided that before any redemption of Class A Warrants can take place, the average closing bid price of the Company's Preferred Stock as reported on NASDAQ shall have been $9.00 per share for 5 consecutive trading days ending within 15 days prior to the date on which notice of redemption is sent.

  In order for a holder to exercise his or her Redeemable Warrants, and as required in the Warrant Agreement, there must be a current registration statement on file with the Securities and Exchange Commission and various state securities commissions to continue registration of the shares of Common Stock underlying such warrants. The Company will be required to file post-effective amendments when events require such amendments. There can be no assurance that the registration statement can be kept current. If it is not kept current for any reason, the Redeemable Warrants will not be exercisable and will be deprived of any value. The Company has agreed to use its best efforts to maintain a current registration statement to permit the issuance of the Preferred Stock upon exercise of the Redeemable Warrants.

  Holders of the Redeemable Warrants will be protected against dilution of the interest represented by the underlying shares of Preferred Stock upon the occurrence of certain events, including, but not limited to, stock dividends, stock-splits, reclassifications and mergers. In the event of the complete liquidation and dissolution of the Company, the Redeemable Warrants terminate. Holders of the Redeemable Warrants will not have voting power and will not be entitled to dividends. In the event of liquidation, dissolution or winding up of the Company, holders of the Redeemable Warrants will not be entitled to participate in the Company's assets.

  Pursuant to the Underwriting Agreement, the Company has agreed to pay to the Representative and/or any registered broker-dealer which is a member of the National Association of Securities Dealers, Inc. ("NASD") a commission equal to four percent of the exercise price of each Redeemable Warrant exercised provided:

    (1) at least one year has elapsed from the date of this Prospectus; (2) the market price for the Preferred Stock is greater than the exercise price of the Redeemable Warrants; (3) the Representative or such other NASD broker-dealer member has solicited the holder to exercise the Redeemable Warrant with such solicitation being confirmed in writing by each holder; and (4) the compensation arrangements were disclosed to the holder at the time of exercise, such disclosure being confirmed in writing by said holder. The commission is further conditioned upon the Company's warrant agent being furnished by the Representative or NASD broker-dealer member with a certificate stating that:

    (i) the Redeemable Warrants exercised were not held in a discretionary account;

    (ii) the Representative or the NASD member did not, within 10 business days immediately preceding the solicitation of the exercise of the Redeemable Warrant or the date of such exercise, bid for or purchase the Preferred Stock of the Company or any securities of the Company immediately convertible into or exchangeable for the Preferred Stock (including the Redeemable Warrants) or otherwise engage in any activity that would be prohibited by Rule 10b-6 under the Securities Exchange Act of 1934, as amended, to one engaged in a distribution of the Company's securities; and

    (iii) in connection with the solicitation, the Representative and/or the NASD member disclosed the compensation it would receive upon exercise of the Redeemable Warrant.

TRANSFER AGENT/WARRANT AGENT

  The Company's transfer agent for the Preferred Stock, Common Stock and the Warrants is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005. American Stock Transfer & Trust Company also serves as the Warrant Agent for the Warrants.

            CERTAIN FEDERAL INCOME TAX CONSIDERATIONS TO INVESTORS

  The following discussion is a summary of the opinion of Bressler, Amery & Ross, counsel to the Company, regarding the material federal income tax consequences of acquiring, holding and disposing of the Securities, based on the law as it exists on the date hereof. It does not purport to be a complete discussion of all tax considerations possibly relevant to potential investors.

  The term "Common Stock" as hereinafter used in this "Certain Federal Income Tax Considerations" section refers only to the Common Stock issued as dividends with respect to the Preferred Stock. This discussion does not address federal income tax considerations relevant to persons in special tax situations including life insurance companies, banks, tax-exempt entities, securities dealers, S corporations, foreign corporations and nonresident alien individuals. This discussion is addressed to investors who will hold the Preferred Stock, the Common Stock and the Class A Warrants as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This discussion does not address any state, local or foreign tax considerations which may be relevant to an investor and is based on relevant provisions of the Code, the Treasury Regulations promulgated thereunder (the "Regulations"), and administrative and judicial interpretations thereof, as in effect at the date of this Registration Statement.

  There can be no assurance that future changes in applicable law, including changes in applicable law pursuant to legislative proposals currently under consideration, or administrative and judicial interpretations thereof will not adversely affect the tax consequences described herein. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES MAY VARY DEPENDING ON EACH HOLDER'S PARTICULAR SITUATION. POTENTIAL INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF THE PREFERRED STOCK, THE COMMON STOCK OR THE WARRANTS IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION AND EFFECT OF FOREIGN, STATE OR LOCAL TAX LAWS AND ESTATE AND GIFT TAX CONSIDERATIONS.

DISTRIBUTIONS ON PREFERRED STOCK

  Distributions by the Company with respect to the Preferred Stock will be characterized as dividends for federal income tax purposes to the extent of the Company's current or accumulated earnings and profits allocable to such distributions. To the extent that Common Stock is distributed with respect to the Preferred Stock ("Distributed Common Stock"), the amount distributed shall be the fair market value of the Distributed Common Stock on the date of such distribution and such amount distributed would be characterized as a dividend for federal income tax purposes to the extent of the Company's current or accumulated earnings and profits allocable to such distribution. Since the amount distributed with respect to a distribution of Distributed Common Stock is based on the fair market value of such Distributed Common Stock on the date of such distribution, and is not based on the pre-record date average trading price of the Common Stock, such amount distributed (and, subject to the existence of earnings and profits allocable to such distribution, the amount of dividend income) may be greater or less than $.56 per share which is stated as the amount of the annual dividend. See "Dividends." In general, distributions classified as dividends for federal income tax purposes constitute ordinary income and are taxable in the year of receipt. A distribution in excess of the Company's current or accumulated earnings and profits allocable to such distribution (including the fair market value of any Distributed Common Stock in excess of the Company's current or accumulated earnings and profits allocable to such distribution) would be treated first as a nontaxable recovery of any basis in the stock with respect to which such distribution was made and then would be treated as capital gain from the sale or exchange of such stock. Any such gain would be long-term capital gain if the taxpayer's holding period for such stock exceeds one year. The amount of the Company's current or accumulated earnings and profits depends, in part, upon the Company's results of operations and cannot be predicted. Accordingly, there can be no assurance that all or any portion of a distribution with respect to the Preferred Stock would be classified as a dividend for federal income tax purposes.

DIVIDENDS RECEIVED DEDUCTION--CORPORATE SHAREHOLDERS

  Dividends received by corporate holders with respect to the Preferred Stock may be eligible for the 70% dividends received deduction (80%, if the Company is a "20% owned corporation" with respect to the corporate stockholder, within the meaning of Section 243 of the Code). To be eligible for the dividends received deduction, a corporate holder must hold its shares of Preferred Stock with respect to which dividend distributions are made for certain minimum periods (generally 46 days) and must meet certain other requirements. A holder's holding period, for this purpose, is generally reduced for periods during which the holder's risk of loss with respect to the stock on which dividend distributions are made is diminished. The dividends received deduction may be reduced or eliminated if a holder's shares of Preferred Stock are deemed to be debt-financed portfolio stock within the meaning of Section 246A of the Code. Under the adjusted current earnings rules of the alternative minimum tax provisions of the Code, and depending upon a corporate holder's particular tax situation, up to 75% of any dividends received deduction may be added back in the computation of alternative minimum taxable income.

  Under Section 1059 of the Code, a corporate holder may be required to reduce its adjusted basis (or, upon disposition, recognize additional gain) for a share of stock in an amount generally equal to the dividends received deduction allowable with respect to an "extraordinary dividend" on such share of stock, if such share were held for not more than 2 years before the "dividend announcement date" for such extraordinary dividend. An extraordinary dividend is, generally, a dividend in excess of 5% of a holder's basis for (or, at the holder's election, the fair market value of) a share of Preferred Stock. For this purpose, dividends having ex-dividend dates within the same 85 day period are aggregated. Additionally, dividends with respect to a share of stock having ex-dividend dates within the same 365 day period are treated as extraordinary if such dividends exceed 20% of a holder's basis for (or, electively, the fair market value determined on a weighted average basis, of) such share of stock. Due to the uncertainty as to what a holder's basis in the Preferred Stock will be, no opinion can be given as to whether the rules applicable under Section 1059 of the Code to preferred stock would be applicable to dividends on the Preferred Stock.

  If, in the event of a redemption of Preferred Stock, a holder is treated as having received a distribution taxable as a dividend (see discussion of Sale or Redemption of Preferred Stock, below), such holder may be subject to the basis reduction requirements of Section 1059 of the Code without regard to the amount of such deemed distribution or the holder's holding period for the redeemed Preferred Stock.

  Recently proposed legislation would, if enacted into law, reduce the dividends received deduction percentage. It cannot be known at the present time whether such legislation will be enacted or, if enacted, the form such legislation will ultimately take. A corporation considering an investment in the Securities is urged to consult its tax advisor regarding the application of the dividends received deduction and related rules to its particular situation, and the effect of any potential legislation on such application.

SALE OR REDEMPTION OF PREFERRED STOCK

  A sale or redemption of Preferred Stock for cash would be a taxable event. The sale of Preferred Stock would generally be treated as a taxable sale or exchange resulting in the recognition of capital gain or loss equal to the difference between the amount realized and the holder's adjusted tax basis for the Preferred Stock sold. The redemption of Preferred Stock for cash may be treated as a taxable sale or exchange resulting in the recognition of capital gain or loss in an amount equal to the difference between the amount of cash received and the holder's adjusted tax basis for the Preferred Stock redeemed. Gain or loss resulting from the redemption (if treated as a sale or exchange) or sale of Preferred Stock would be long-term capital gain or loss if the holding period for the Preferred Stock were to exceed one year at the time of such redemption or sale. Under certain circumstances, however (such as where a stockholder's interest in the Company is not sufficiently reduced), a redemption of Preferred Stock would not be treated as a sale or exchange, and the entire amount of the cash received upon redemption of the Preferred Stock would be treated as a distribution by the Company. Such distribution would be subject to the rules described above with respect to distributions on Preferred Stock. A redemption of Preferred Stock would be treated as a sale or exchange and not as a distribution as to a stockholder who completely terminates his interest in the Company (taking into account shares deemed owned by the stockholder by reason of the constructive ownership rules set forth in Section 302(c) of the Code) as a result of such redemption. A redemption of Preferred Stock would generally be treated as a sale or exchange and not as a distribution as to a stockholder who, after the redemption (taking into account such constructive ownership rules) owns less than (i) 50% of the total combined voting power of all classes of stock of the Company,
(ii) 80% of the percentage of the voting stock of the Company that such stockholder owned immediately before the redemption, and (iii) 80% of the percentage of the common stock of the Company that such stockholder owned immediately before the redemption. Further, a redeemed holder of Preferred Stock whose relative stock interest in the Company is minimal (for example, an interest of less than 1%) and who exercises no control over the Company's affairs, should be treated as having sold or exchanged his stock if such holder experiences an actual reduction in his proportionate interest in the Company (taking into account the constructive ownership rules mentioned above). Additionally, sale or exchange treatment may be available to a redeeming holder of Preferred Stock under other circumstances.

DISTRIBUTED COMMON STOCK

  A holder's initial tax basis in Distributed Common Stock would be the fair market value thereof on the date of distribution and a holder's holding period for such Distributed Common Stock would commence on the date after the date of distribution.

TAX TREATMENT OF CLASS A WARRANTS; BASIS OF PREFERRED STOCK AND WARRANTS

  The exercise of a Class A Warrant would not be taxable. The tax basis of the shares of Preferred Stock received upon such exercise would equal the adjusted tax basis of the Class A Warrants exercised, plus the exercise price paid. The holding period of the Preferred Stock received would begin upon the date of exercise. On redemption, sale or expiration of a Warrant, the holder would recognize gain or loss equal to the difference between the amount realized on the redemption, sale or expiration and the holder's tax basis in the Warrant. Such gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if the holding period for the Warrant were to exceed one year.

  Although the Offering provides that the offering price of a share of Preferred Stock is $7.00 and the offering price of a Class A Warrant is $.10, no assurance can be given that the Internal Revenue Service would not challenge such allocation. If the Internal Revenue Service were to challenge such allocation and were to prevail with respect to such challenge, then a holder would be required to adjust the tax basis for the Preferred Stock and the Class A Warrants accordingly.

BACKUP WITHHOLDING

  Under Section 3406 of the Code and applicable Regulations, a holder of Preferred Stock or Common Stock may be subject to backup withholding at the rate of 31% with respect to dividends paid on, or the proceeds of a sale, exchange or redemption of, the Preferred Stock or Common Stock. If (i) the holder ("payee") fails to furnish a taxpayer identification number ("TIN") to the Company (or other payor), (ii) the Internal Revenue Service notifies the Company (or other payor) that the TIN furnished by the payee is incorrect,
(iii) there has been a "notified payee underreporting" described in Section 3406 of the Code or (iv) there has been a failure of the payee to certify under penalty of perjury that the payee is not subject to withholding under
Section 3406(a)(1)(C) of the Code, the Company (or other payor) will be required to withhold an amount equal to 31% of any dividend or redemption payment made with respect to the Preferred Stock or Common Stock. Amounts paid as backup withholding do not constitute an additional tax and can be credited against the holder's federal income tax liabilities.
                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement by and between the Company and the Representative ("Underwriting Agreement"), the Company has agreed to sell to the Underwriters, as set forth below, for whom I.A. Rabinowitz & Co. is the Representative, on a "firm commitment" basis, a total of 494,500 shares of Preferred Stock, $7.00 par value, and 247,250 Class A Redeemable Common Stock Purchase Warrants, as follows:

  UNDERWRITERS                                 PREFERRED SHARES CLASS A WARRANTS
  ------------                                 ---------------- ----------------
I.A. Rabinowitz & Co. ........................
                                                     ----             ----
  Total.......................................
                                                     ====             ====

  The Company has agreed to sell the Securities to the Underwriters at a discount of ten percent of the public offering price thereof. The Company has also agreed to pay the Representative a nonaccountable expense allowance in the amount of 3% of the offering price of the Securities, of which $25,000 has been advanced to the Representative. In addition, the Company has agreed to pay all costs of issuance of the Securities, including blue sky fees and related counsel fees but not including fees and expenses of the Representative's counsel. The Company estimates that it will incur costs of $147,000 in connection with this Offering, not including the Representative's 3% non-accountable expense allowance and the $48,000 financial consulting fee payable to the Representative. As part of the underwriting arrangements, the Company will enter into a contract to retain the Representative as a financial consultant to the Company for a two-year period commencing as of the close of the sale of the Securities offered hereby at an annual fee of $24,000, for a total of $48,000, payable in full at the closing of this offering. The Company has agreed to pay the Representative an investment banking fee for future consummated transactions, if any, introduced by the Representative including mergers, acquisitions and joint ventures during the five years following the completion of the Offering equal to 5% of the first $4,000,000 of consideration involved in the transaction, 4% of the next $1,000,000, 3% of the next $1,000,000, and 2% of the excess, if any, over $6,000,000.

  The Company has agreed to indemnify the Representative against certain liabilities which may be incurred in connection with this offering, including certain civil liabilities under the Securities Act of 1933, as amended, and where such indemnification is not available, to contribute to the payments the Representative may be required to make in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

  The Underwriting Agreement further provides that for three years after the completion of this Offering, the Representative will have the right to nominate one person to serve on the Company's Board of Directors, and upon such nomination the Board shall take the action necessary to cause the Representative's nominee to be elected to the Board. If the Representative does not exercise this right, it may appoint an advisor, who will be entitled to attend all meetings of the Board of Directors.

  The Company's officers and directors have agreed not to issue, sell, offer to sell or otherwise dispose of any of the Company's Securities owned by them for a period of 24 months from the date of this Prospectus without the prior written consent of the Representative.


  The Representative has advised the Company that sales to certain dealers may be made at a public offering price less a concession not in excess of 5%. The Representative does not intend to confirm sales of more than one percent of the Securities offered hereto to any accounts over which it exercises discretionary authority.

  There has been no previous established trading market for the Preferred Stock or the Class A Warrants. The major factors considered by the Company and the Representative in determining the public offering price of the Securities and the exercise price of the Class A Warrants, in addition to prevailing market conditions, were the existing market for the Common Stock, the Company's financial condition, historical performance and growth rates; an assessment of the Company's management, technology, business potential and earnings prospects; the present state of the Company's development and the above factors in relation to market valuations of other similar technology-based companies. The public offering price may not bear any relationship to the assets or book value, net worth or other criteria of value of or applicable to the Company.

  The Company has agreed, upon completion of this offering, to sell to the Representative or its nominee for a total of $74.18 Representative's Purchase Warrants to purchase 49,450 shares of Series A Preferred Stock and 24,725 Class A Warrants. The Representative's Warrants will be exercisable for a four-year term, commencing one year after the date of this Prospectus, at an exercise price of $8.40 per share and $.12 per warrant, i.e. 120% of the public offering price of the Securities. The Class A Warrants underlying the Representative's Warrants will have the same terms as the Class A Warrants offered hereby to the public. The Representative's Warrants will be restricted from exercise, sale, transfer (except to officers of the Representative or of any other broker-dealer which participates in this Offering), assignment or hypothecation, for a period of one year from the date of this Prospectus. The Representative's Warrants also provide that on two occasions, upon the request of the Representative or holders of a majority of the Representative's Warrants or underlying securities, at any time during the four-year period commencing one year after the Effective Date, the Company will prepare and file a post-effective amendment or new registration statement permitting the sale of the Representative's Warrants and/or underlying securities and use its best efforts to keep the registration statement effective for a nine-month period following the effective date of such post-effective amendment or new registration statement. The Company will bear the cost of the first such registration statement, but the holders will bear all costs incident to the second such registration statement. If the Company files a registration statement relating to an equity offering under the provisions of the Securities Act at any time during the five-year period commencing on the date of this Prospectus, the holders of the Representative's Warrants or underlying securities will have the right, subject to certain conditions, to include in such registration statement, at the Company's expense, all or part of the underlying securities at the request of the holders. The number of securities covered by the Representative's Warrants and the exercise price are subject to adjustment upon certain events to prevent dilution.

  For the life of the Representative's Warrants, the holders thereof will have the opportunity to profit from a rise in the market price of the Securities with a resulting dilution in the interests of other stockholders. The Representative's registration rights may result in substantial expense to the Company at a time when it may not be able to afford such expense and may impede future financing. The Company may find that the terms on which it could obtain additional capital may be adversely affected while the Representative's Warrants are outstanding.

  The Company has also agreed to pay the Representative a warrant solicitation fee equal to 4% of the Warrant exercise price for any of the publicly held Warrants, when exercised, at any time commencing one year after the date of this Prospectus, provided that the Representative or any NASD member firm has solicited such exercise, as evidenced in writing signed by the warrant holder, and that (a) the market price of the Preferred Stock on the date that any such Warrant is exercised is greater than the exercise price of the Warrant; (b) the Warrantholder represents in writing that the Representative or NASD member firm solicited the exercise of such Warrant; (c) prior specific written approval for exercise is received from the customer if the Warrant is held in a discretionary account; (d) disclosure of this compensation arrangement is made prior to or upon the exercise of such Warrant; (e) solicitation of the exercise is not in violation of Rule 10b-6 of the Exchange Act; and
(f) solicitation of the exercise is in compliance with NASD Notice to Members 81-38. In addition, unless granted an exemption by the Commission from Rule 10b-6 under the Exchange Act, the Representative will be prohibited from engaging in any market making activities or solicited brokerage activities with respect to the Company's Securities for the period from nine business days prior to any solicitation of the exercise of any Warrant or nine business days prior to the exercise of any Warrant based on a prior solicitation until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right the Representative may have to receive a fee for the exercise of the Warrants following such solicitation. As a result, the Representative may be unable to continue to provide a market for the Company's Securities during certain periods while the Warrants are exercisable. See: "DESCRIPTION OF SECURITIES--Warrants".

                            SELLING SECURITYHOLDERS

  The Registration Statement of which this Prospectus is a part also relates to the offer and sale of 880,000 Class A Warrants (the "Bridge Securities") to be offered by the Selling Securityholders. All of such securities are expected to become tradeable on or about the date of this Prospectus. Sales of the Warrants being offered by Selling Securityholders, or even the potential of such sales, would likely have an adverse effect on the market prices of the Securities being offered for sale by the Company.

  The following table sets forth the beneficial ownership of the securities of the Company held by each person who is a Selling Securityholder and by all Selling Securityholders as a group prior to the Offering and after the Offering, assuming all of the Warrants owned by the Selling Securityholders are sold.

                                             CLASS A      PERCENT OF CLASS A
                                          WARRANTS OWNED    WARRANTS OWNED
                                        ----------------- ----------------------
     NAME OF                            PRIOR TO  AFTER   PRIOR TO       AFTER
 BEEFICIAL OWNERN                       OFFERING OFFERING OFFERING     OFFERING
- ----------------                        -------- -------- ----------   ---------
   Michael Lulkin...................... 400,000     --           45.5%         0%
   Rifky Weiner........................ 208,000     --           23.6%         0%
   James R. Solakian................... 128,000     --           14.5%         0%
   Harold Pretter......................  48,000     --            5.5%         0%
   JM Holdings.........................  48,000     --            5.5%         0%
   Robert Brantl.......................  48,000     --            5.5%         0%
                                        -------    ---     ----------    -------
     Total............................. 880,000      0         100.00%         0%

  None of the Selling Securityholders is affiliated with the Company in any capacity or has had any business relationship with the Company at any time, except that Robert Brantl is of counsel to the firm of Bressler, Amery & Ross, which has served as legal counsel to the Company since it was founded.

PLAN OF DISTRIBUTION

  The securities offered thereby may be sold from time to time directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer such securities through underwriters, dealers or agents. The distribution of securities by the Selling Securityholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders in connection with such sales of securities. The Selling Securityholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Act with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation.

  At the time a particular offer of securities is made by or on behalf of a Selling Securityholder, to the extent required, a prospectus will be distributed which will set forth the number of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for securities purchased from the Selling Securityholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

  Under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the regulations thereto, any person engaged in a distribution of the securities of the Company offered by the Selling Securityholders may not simultaneously engage in market-making activities with respect to such securities of the Company during the applicable "cooling off" period (9 days) prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rule 10b-6 and 10b-7, in connection with transactions in such securities, which provisions may limit the timing of purchases and sales of such securities by the Selling Securityholders.

                                 LEGAL MATTERS

  The validity of the Securities offered hereby and of the Preferred Stock issuable upon exercise of the Warrants has been passed upon for the Company by Bressler, Amery & Ross, 17 State Street, New York, New York. Robert Brantl, who is of counsel to Bressler Amery & Ross, is one of the Selling Securityholders in this Offering. Certain legal matters in connection with this Offering will be passed upon for the Underwriter by Bernstein & Wasserman, LLP, 950 Third Avenue, New York, New York.

                                    EXPERTS

  The Company's audited financial statements included herein and elsewhere in the Registration Statement, of which this Prospectus is a part, are included in reliance upon the report of Selden Fox and Associates, Ltd., independent certified public accountants, with respect to the financial statements as of and for the years ended June 30, 1995, 1994 and 1993, and upon the authority of said firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed at the office of the Securities and Exchange Commission (the "Commission") in Washington, D.C. a Registration Statement on Form S-1 under the Act with respect to the Securities offered hereby. This Prospectus, which is part of said Registration Statement, does not contain all of the information set forth in the Registration Statement, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Securities, reference is made to the Registration Statement (including amendments) and the exhibits and schedules filed therewith, which may be inspected without charge and copied at prescribed rates at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGES
                                                                           -----
Report of Certified Public Accountants dated September 7, 1995............  F-2
Consolidated Balance Sheet................................................  F-3
Consolidated Statements of Operations.....................................  F-4
Consolidated Statements of Changes in Stockholders' Equity................  F-5
Consolidated Statements of Cash Flows.....................................  F-6
Notes to Consolidated Financial Statements................................  F-7

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and
Shareholders of MicroENERGY, Inc.

  We have audited the accompanying consolidated balance sheet of MicroENERGY, Inc. and Subsidiary as of June 30, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the years ended June 30, 1995, 1994 and 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MicroENERGY, Inc. and its Subsidiary at June 30, 1995 and 1994, and the results of their operations and cash flows for the years ended June 30, 1995, 1994 and 1993, in conformity with generally accepted accounting principles.

                                          Selden, Fox and Associates, Ltd.

                                          Certified Public Accountants

September 7, 1995

                        MICROENERGY, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                            JUNE 30, 1995 AND 1994,
                         AND MARCH 31, 1996 (UNAUDITED)

                                           MARCH 31,    JUNE 30,     JUNE 30,
                                             1996         1995         1994
                                          -----------  -----------  -----------
                                          (UNAUDITED)
                 ASSETS
Current assets:
  Cash................................... $   10,000   $   113,227  $    45,792
  Accounts receivable....................  1,575,385     1,193,995    1,253,619
  Inventories............................  3,448,466     2,712,224    2,594,549
  Other current assets...................     73,091        53,725       66,492
                                          ----------   -----------  -----------
    Total current assets.................  5,106,942     4,073,171    3,960,452
Property and equipment...................  4,842,737     4,390,516    4,217,383
Accumulated depreciation................. (3,035,215)   (2,604,333)  (2,031,852)
                                          ----------   -----------  -----------
                                           1,807,522     1,786,183    2,185,531
Other assets, net........................    329,250       289,177      155,891
                                          ----------   -----------  -----------
                                          $7,243,714   $ 6,148,531  $ 6,301,874
                                          ==========   ===========  ===========
  LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Notes payable.......................... $1,693,731   $ 1,165,211  $ 1,200,849
  Current portion of long-term
   obligations...........................  2,240,958       858,808    1,164,860
  Accounts payable.......................  1,539,010     1,149,587      803,554
  Amounts due related parties............     87,675           --       109,770
  Accrued expenses.......................    169,437       456,206      408,066
                                          ----------   -----------  -----------
    Total current liabilities............  5,730,811     3,629,812    3,687,099
Long-term obligations....................    969,514     3,514,009    3,954,150
                                          ----------   -----------  -----------
    Total liabilities....................  6,700,325     7,143,821    7,641,249
                                          ----------   -----------  -----------
Stockholders' deficit:
  Convertible preferred stock, no par
   value--800 shares authorized; 769
   issued and converted
  Preferred Stock Subscription...........    250,000           --           --
  Common stock, $.001 par value--
   180,000,000 shares authorized;
   113,961,563 shares issued in 1995,
   114,111,563 in 1994, and 149,451,563
   at
   March 31, 1996........................    149,452       113,961      114,111
  Additional paid-in capital.............  5,692,079     5,678,919    5,678,919
  Accumulated deficit.................... (5,356,650)   (5,356,650)  (5,606,544)
  Unearned restricted stock
   compensation.......................... (1,415,050)   (1,455,550)  (1,509,550)
  Stock purchase warrants................     88,075            75           75
  Treasury stock, at cost, 683,159
   shares................................    (16,386)      (16,386)     (16,386)
  Unrealized gain on marketable
   securities............................        --         40,341          --
  Current year earnings..................  1,151,869           --           --
                                          ----------   -----------  -----------
    Total stockholders'
     equity/(deficit)....................    543,389      (995,290)  (1,339,375)
                                          ----------   -----------  -----------
                                          $7,243,714   $ 6,148,531  $ 6,301,874
                                          ==========   ===========  ===========

                            See accompanying notes.

                        MICROENERGY, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

             FOR THE YEARS ENDED JUNE 30, 1995, 1994 AND 1993; AND THE NINE MONTHS ENDED MARCH 31, 1996 AND 1995 (UNAUDITED)

                            NINE MONTHS ENDED                 YEARS ENDED
                                MARCH 31,                      JUNE 30,
                         ------------------------ ------------------------------------
                            1996         1995        1995        1994         1993
                         -----------  ----------- ----------- -----------  -----------
                         (UNAUDITED)  (UNAUDITED)
Net sales............... $10,718,611  $10,996,535 $14,588,844 $12,771,067  $15,886,279
                         -----------  ----------- ----------- -----------  -----------
Expenses:
  Facility,
   preproduction and
   production...........   8,713,503    8,983,789  11,566,567  10,054,423   12,474,737
  Research and
   development..........     642,290      558,743     949,002     920,391    1,246,965
  Selling and
   marketing............     244,398      359,858     494,392     418,830      515,679
  General and
   administrative.......     725,790      699,020     997,198     951,004    1,215,618
                         -----------  ----------- ----------- -----------  -----------
                          10,325,981   10,601,410  14,007,159  12,344,648   15,452,999
                         -----------  ----------- ----------- -----------  -----------
    Operating income....     392,630      395,125     581,685     426,419      433,280
Interest expense, net...     241,322      248,955     331,791     321,574      423,158
Foreign investment
 income.................         --           --          --     (100,000)         --
Gain on debt
 restructuring, net.....         --           --          --          --       (30,684)
Debt compromise.........  (1,000,561)         --          --          --           --
                         -----------  ----------- ----------- -----------  -----------
    Net income.......... $ 1,151,869  $   146,170 $   249,894 $   204,845  $    40,806
                         ===========  =========== =========== ===========  ===========
    Net income per
     share.............. $      .009  $      .001 $     .0022 $     .0018  $     .0004
                         ===========  =========== =========== ===========  ===========
Weighted average number
 of shares of common
 stock outstanding...... 126,050,810  114,111,563 114,036,563 115,111,563  114,544,896
                         ===========  =========== =========== ===========  ===========


                             See accompanying notes

                        MICROENERGY, INC. AND SUBSIDIARY

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

 FOR THE YEARS ENDED JUNE 30, 1995, 1994 AND 1993, AND NINE MONTHS ENDED MARCH
                           31, 1996 (UNAUDITED)

                                                                UNEARNED
                             PREFERRED    STOCK   ADDITIONAL   RESTRICTED                          UNREALIZED  STOCKHOLDERS'
                   COMMON      STOCK     PURCHASE  PAID-IN       STOCK      TREASURY  ACCUMULATED    GAIN ON   TOTAL EQUITY
                   STOCK    SUBSCRIPTION WARRANTS  CAPITAL    COMPENSATION   STOCK      DEFICIT    INVESTMENTS   (DEFICIT)
                  --------  ------------ -------- ----------  ------------  --------  -----------  ----------- -------------
Net balance at
 June 30, 1992..  $113,761    $    --    $    75  $5,866,154  $(1,789,763)  $(16,386) $(5,852,195)   $   --     $(1,678,354)
Amortization of
 restricted
 stock awards...       --          --        --          --        59,664        --           --         --          59,664
Issuance of
 restricted
 stock..........     2,350         --        --          --           --         --           --         --           2,350
Net income......       --          --        --          --           --         --        40,806        --          40,806
                  --------    --------   -------  ----------  -----------   --------  -----------    -------    -----------
Net balance at
 June 30, 1993..   116,111         --         75   5,866,154   (1,730,099)   (16,386)  (5,811,389)       --      (1,575,534)
Amortization of
 restricted
 stock awards...       --          --        --          --        54,000        --           --         --          54,000
Forfeiture of
 restricted
 stock award....    (2,000)        --        --     (187,235)     166,549        --           --         --         (22,686)
Net income......       --          --        --          --           --         --       204,845        --         204,845
                  --------    --------   -------  ----------  -----------   --------  -----------    -------    -----------
Net balance at
 June 30, 1994..   114,111         --         75   5,678,919   (1,509,550)   (16,386)  (5,606,544)       --       1,339,375
Amortization of
 restricted
 stock awards...       --          --        --          --        54,000        --           --         --          54,000
Cancellation of
 150,000
 shares.........      (150)        --        --          --           --         --           --         --            (150)
Net income......       --          --        --          --           --         --       249,894        --         249,894
Change in
 unrealized gain
 on investment..       --          --        --          --           --         --           --      40,341         40,341
                  --------    --------   -------  ----------  -----------   --------  -----------    -------    -----------
Net balance at
 June 30, 1995..  $113,961         --    $    75  $5,678,919  $(1,455,550)  $(16,386) $(5,356,650)   $40,341    $  (995,290)
Class D Warrant
 and Employee
 stock options
 exercised......    35,491         --        --       13,160          --         --           --         --          48,651
Amortization of
 restricted
 stock awards...       --          --        --          --        40,500        --           --         --          40,500
Change in
 unrealized gain
 on investment..       --          --        --          --           --         --           --     (40,341)       (40,341)
Preferred Stock
 Purchase
 Warrants.......       --          --     88,000         --           --         --           --         --          88,000
Preferred Stock
 Subscription...       --      250,000       --          --           --         --           --         --         250,000
Net Income......       --          --        --          --           --         --     1,151,869        --       1,151,869
                  --------    --------   -------  ----------  -----------   --------  -----------    -------    -----------
Net balance at
 March 31, 1996
 (unaudited)....  $149,452    $250,000   $88,075  $5,692,079  $(1,415,050)  $(16,386) $(4,204,781)   $     0    $   543,389
                  ========    ========   =======  ==========  ===========   ========  ===========    =======    ===========


                            See accompanying notes.

                        MICROENERGY, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

   FOR THE YEARS ENDED JUNE 30, 1995, 1994 AND 1993 AND THE NINE MONTHS ENDED
                      MARCH 31, 1996 AND 1995 (UNAUDITED)

                            NINE MONTHS ENDED              YEARS ENDED
                                MARCH 31,                    JUNE 30,
                         ------------------------ --------------------------------
                            1996         1995       1995       1994        1993
                         -----------  ----------- ---------  ---------  ----------
                         (UNAUDITED)  (UNAUDITED)
Cash flows from operat-
 ing activities:
  Net income...........  $1,151,869    $146,170   $ 249,894  $ 204,845  $   40,806
  Adjustments to
   reconcile net income
   to net cash from
   operating
   activities:
    Debt Compromise....  (1,000,561)        --          --         --          --
    Depreciation.......     430,882     430,083     572,481    536,121     452,228
    Property and
     equipment write-
     off...............         --          --          --       7,194         --
    Amortization.......         --          --          --      16,052      16,800
    Foreign investment
     income............         --          --          --    (100,000)        --
    Compensation paid
     in common stock,
     net of
     forfeiture........      40,500      40,500      53,850     31,315      62,014
    Interest added to
     debt principal....         --          --          --         --       50,577
  Changes in assets and
   liabilities:
    Accounts
     receivable........    (381,390)   (410,496)     59,624    494,487   1,087,140
    Inventories........    (736,242)    (74,045)   (117,675)  (306,271)  1,421,313
    Other current
     assets............     (99,780)    (51,950)     12,767    (24,399)    (18,761)
    Other assets.......         --          --      (33,946)     2,206        (857)
    Accounts payable...     389,423     280,732     346,034    121,658  (1,349,957)
    Accrued expenses...    (199,094)    (90,225)    (61,630)   (74,585)   (132,889)
                         ----------    --------   ---------  ---------  ----------
      Net cash from
       operating
       activities......    (404,393)    270,769   1,081,399    908,623   1,628,414
                         ----------    --------   ---------  ---------  ----------
Cash flows from invest-
 ing activities:
  Additions to property
   and equipment.......    (331,622)   (141,709)   (173,133)  (152,392)   (290,024)
  Increase in foreign
   investment..........         --          --      (59,000)       --          --
                         ----------    --------   ---------  ---------  ----------
      Net cash from
       investing
       activities......    (331,622)   (141,709)   (232,133)  (152,392)   (290,024)
                         ----------    --------   ---------  ---------  ----------
Cash flows from financ-
 ing activities:
  Issuance of long-term
   obligations.........     330,070         --          --         --    1,104,108
  Payment of long-term
   obligations.........    (612,452)   (528,656)   (746,193)  (498,432)   (251,318)
  Net payments of notes
   payable.............     528,520     363,804     (35,638)  (265,741) (2,360,346)
  Preferred stock
   subscription........     250,000         --          --         --          --
  Preferred stock
   warrants............      88,000         --          --         --          --
  Class D Warrants and
   Stock Options
   exercised...........      48,650         --          --         --          --
                         ----------    --------   ---------  ---------  ----------
      Net cash from
       financing
       activities......     632,788    (164,852)   (781,831)  (764,173) (1,507,556)
                         ----------    --------   ---------  ---------  ----------
      Net increase
       (decrease) in
       cash............    (103,227)    (35,792)     67,435     (7,942)   (169,166)
Cash at beginning of
 year..................     113,227      45,792      45,792     53,734     222,900
                         ----------    --------   ---------  ---------  ----------
Cash at end of year....  $   10,000    $ 10,000   $ 113,227  $  45,792  $   53,734
                         ==========    ========   =========  =========  ==========

Supplemental schedule of non-cash investing and financing activities:

 Capital Leases

  In 1994, the Company entered into capital leases for a building and certain equipment (see Note 6). In connection with the capital leases, the Company recorded property, equipment and long-term obligations of $889,861 in 1994.

 Other Supplemental Disclosures

  Actual interest payments were $331,667, $357,218 and $368,531 for the years ended June 30, 1995, 1994 and 1993, respectively.

                            See accompanying notes.

                       MICROENERGY, INC. AND SUBSIDIARY

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS

  MicroENERGY, Inc. (MicroENERGY) designs, manufactures and markets switching power supplies which are used as components in the electronics systems market.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation--The consolidated financial statements include the accounts of MicroENERGY and its wholly-owned subsidiary, Tru-Way, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

  Cash and Cash Equivalents--MicroENERGY considers all short-term deposits with initial maturities of three months or less to be cash equivalents.

  Accounts Receivable--Accounts receivable for sales to customers are unsecured and consist of the following:

                                                            1995        1994
                                                         ----------  ----------
     Accounts receivable................................ $1,243,995  $1,303,619
     Less allowance for doubtful accounts...............    (50,000)    (50,000)
                                                         ----------  ----------
                                                         $1,193,995  $1,253,619
                                                         ==========  ==========

  Inventories--Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first- out method. The components of inventories are:

                                                            1995        1994
                                                         ----------  ----------
     Raw materials...................................... $1,852,373  $1,686,024
     Work in process....................................    937,533     963,733
     Finished goods.....................................    372,854     395,328
                                                         ----------  ----------
                                                          3,162,760   3,045,085
     Less excess and obsolete reserve...................   (450,536)   (450,536)
                                                         ----------  ----------
                                                         $2,712,224  $2,594,549
                                                         ==========  ==========

  Property and Equipment--Property and equipment is stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets for financial reporting purposes and the accelerated cost recovery methods for tax reporting purposes. Expenditures for repairs and maintenance are expensed as incurred. The components of property and equipment are:

                                                            1995       1994
                                                         ---------- ----------
     Machinery and equipment............................ $3,072,601 $2,938,654
     Leasehold improvements.............................    386,496    347,310
     Capitalized leases:
      Building..........................................    216,780    216,780
      Equipment.........................................    714,639    714,639
                                                         ---------- ----------
                                                         $4,390,516 $4,217,383
                                                         ========== ==========

                               MICROENERGY, INC.

  Research and Development--Expenditures for research and development activities are charged to expense as incurred.

  Income Taxes--Effective July 1, 1993, MicroENERGY adopted the asset-liability approach of accounting for income taxes (Note 9). In 1993 and prior, income taxes were recognized for all items included in the income statement.

  Earnings Per Share--Earnings per common share are computed based on the weighted average number of common shares outstanding during each period plus the dilutive effect, if any, of outstanding common stock equivalents.

3. MANAGEMENT REVIEW OF FISCAL 1995

  In fiscal year 1995, management finalized the renegotiation of its debt agreement from the acquisition of a power systems division from a major customer (Note 10) and note payable to the State of Illinois as discussed in
Note 5. These agreements complete the restructuring management initiated in 1993. MicroENERGY remains current with all of its notes payable and long-term obligations.

  As a result of management's plan to grow the business by expanding the independent sales representative organization, sales grew by $1,817,777 or 14% over fiscal 1994. Profitability increased by 22% due to the increase in sales as well as management's philosophy of continuous improvement in conjunction with cost containment.

  Based upon the history of profitable operating results for 1993, 1994 and 1995 and current sales levels, management believes that the Company has the ability to continue to meet its current obligations as they become due including all scheduled debt repayments without further renegotiation of debt or disposition of assets outside the ordinary course of business.

4. FOREIGN INVESTMENT

  In July 1988, MicroENERGY entered into an agreement with MicroENERGY (India) Limited (INDIA), a Private Limited Company registered under the Indian Companies Act. MicroENERGY was to provide the technical and manufacturing knowledge and training with regards to the manufacture of power supply products in exchange for $150,000. MicroENERGY was to purchase a 20% equity interest in INDIA with $50,000 of the proceeds. The net amount of $100,000 had been recorded as a miscellaneous receivable from INDIA in 1989. During 1992, a $100,000 reserve was recorded as no activity under the agreement had yet taken place.

  On January 14, 1994, MicroENERGY entered into a revised agreement with INDIA to again provide the technical and manufacturing knowledge and training in exchange for $150,000 to be received when certain stipulations had taken place. The proceeds are to be used to purchase a 7.9% equity interest after the public offering of the stock of INDIA. The public offering took place in August 1994 and the issue was oversubscribed.

  Coincident with the above, the allowance on the original $100,000 INDIA receivable, classified under long-term assets, had been eliminated and income from foreign investment had been recorded during 1994.

  During 1995, MicroENERGY received 5,007,000 shares of stock at a purchase price of $159,000. This investment, included in noncurrent other assets, is classified as an available for sale security and accordingly recorded at fair value. The gross unrealized gain of $40,341 is recorded as a separate component of stockholders' equity (deficit).

  Once production commences, MicroENERGY will be paid a commission of 5% of the export sales of INDIA or 3% of their total sales, whichever is greater. During 1995, MicroENERGY received $74,000 of revenue for consulting services performed for INDIA.

                               MICROENERGY, INC.

5. NOTES PAYABLE AND LONG-TERM OBLIGATIONS

  Notes payable--MicroENERGY has a line of credit agreement with a bank at an interest rate of prime (9% at June 30, 1995) plus 2.5%. In 1994, the interest rate was at prime (7.25% at June 30, 1994) plus 3%. The agreement permits the Company to borrow the lesser of defined percentages of outstanding accounts receivable and inventory or $2,000,000. Borrowings under the line of credit at June 30, 1995 and 1994 aggregated $1,165,211 and $1,200,849, respectively. At June 30, 1995, $250,175 was available to borrow. The line of credit is payable on demand, and secured by a primary interest in accounts receivable and inventory and a subordinate interest in all other assets.

  Long-term Obligations--The components of debt obligations are as follows:

                                                                JUNE 30,
                                                          ---------------------
                                                             1995       1994
                                                          ---------- ----------
Note payable to bank with interest at prime plus 2%,
 originally due in quarterly installments of $31,500,
 including interest, through March 1995. During 1994,
 the terms were renegotiated to monthly payments of in-
 terest through December 15, 1993 and monthly payments
 of $5,250 principal plus interest from January 15, 1994
 through December 15, 1998. The note is secured by a
 primary interest in certain machinery and equipment and
 a subordinate interest in accounts receivable and in-
 ventories and all other equipment. The City of Quincy,
 Illinois has guaranteed the lesser of $230,000 or 36.5%
 of the indebtedness....................................  $  220,500 $  283,500
Note payable to bank with interest at prime plus 2%,
 originally due in monthly installments of $5,000, plus
 interest. During 1994, the terms were renegotiated to
 monthly payments of $2,000 principal plus interest
 through December 15, 1993 and $5,000 principal plus in-
 terest from January 15, 1994 through April 15, 1996.
 The note is secured by a primary interest in certain
 machinery and equipment and a subordinate interest in
 accounts receivable, inventories and all other equip-
 ment...................................................      65,000    125,000
3% note payable to the City of Quincy, Illinois, origi-
 nally due in quarterly installments of $27,015, includ-
 ing interest. During 1994, the terms were renegotiated
 to monthly interest payments through December 31, 1993,
 and monthly principal and interest payments of $4,660
 from January 1, 1994 through December 1, 1998. The note
 is secured by a subordinate interest in accounts re-
 ceivable, inventories and equipment....................     185,572    235,115
3% note payable to the City of Quincy, Illinois, origi-
 nally due in monthly installments of $4,625, including
 interest. During 1994, the terms were renegotiated to
 monthly interest payments through December 31, 1993,
 and monthly principal and interest payments of $4,265
 from January 1, 1994 through December 1, 1988. The note
 is secured by a subordinate interest in accounts re-
 ceivable, inventories and equipment....................     169,852    215,198
3% note payable to the City of Quincy, Illinois, origi-
 nally due in monthly installments of $7,187, including
 interest. During 1994, the terms were renegotiated to
 monthly interest payments through December 31, 1993 and
 monthly principal and interest payments of $6,516 from
 January 1, 1994 through December 1, 1998. The note is
 secured by a subordinate interest in accounts receiv-
 able, inventories and equipment and guaranteed by cer-
 tain shareholders......................................     259,495    328,773

                               MICROENERGY, INC.

                                                             JUNE 30,
                                                       ----------------------
                                                          1995        1994
                                                       ----------  ----------
Note payable to the State of Illinois, originally due
 in monthly installments of $17,842, including inter-
 est at 15%, through August 21, 1996. During 1994, the
 terms were renegotiated to add $50,577 of accrued in-
 terest to the loan balance and decrease the interest
 rate to 5%. Monthly payments of principal and inter-
 est of $13,053 were due with a balloon payment of
 $446,711 due in May 1995. In May 1995, the balloon
 payment was renegotiated to be paid over a two year
 period at monthly payments of $19,997 which includes
 interest at 9.5% for the first year and at prime rate
 thereafter. The note is secured by a subordinate in-
 terest in accounts receivable, inventories and equip-
 ment and guaranteed by certain shareholders.......... $  418,970  $  556,104
Note payable to bank at prime plus 2%, due in monthly
 installments of $3,833 principal plus interest,
 through June 25, 1997, secured by a primary interest
 in certain equipment and the assignment of certain
 rents and leases paid to the Quincy landlord.........     99,772     145,772
Notes payable, acquisition of power systems division.
 MicroENERGY had an oral agreement for the note to be
 non-interest bearing with monthly non-interest bear-
 ing with monthly payments of $41,042 for a five year
 period beginning in August 1993. non-interest bearing
 with monthly non-interest bearing with monthly pay-
 ments of $41,042 for a five year period beginning in
 August 1993. However, final documents had not been
 received and no payments were made during 1994. On
 September 20, 1994, the repayment terms were again
 renegotiated to payments of $10,000 per month from
 October 1, 1994 through June 1, 1998; $37,824 per
 month from July 1, 1998 through September 1, 2002 and
 $27,824 per month from October 1, 2002 through Decem-
 ber 1, 2002. The notes remain non-interest bearing.
 These notes were classified at June 30, 1994 accord-
 ing to their revised terms. The notes are secured by
 equipment purchased from the creditor and a subordi-
 nate interest in inventory and other equipment.......  2,372,495   2,462,495
Capital lease obligations.............................    581,161     767,053
                                                       ----------  ----------
Total debt............................................  4,372,817   5,119,010
Less current portion..................................   (858,808) (1,164,860)
                                                       ----------  ----------
Long-term obligations................................. $3,514,009  $3,954,150
                                                       ==========  ==========

  Future maturities of debt obligations are as follows:

      YEAR ENDING
        JUNE 30                                                         AMOUNT
      -----------                                                     ----------
      1996........................................................... $  858,808
      1997...........................................................    804,137
      1998...........................................................    557,661
      1999...........................................................    593,608
      2000...........................................................    453,888
      Thereafter.....................................................  1,104,715
                                                                      ----------
                                                                      $4,372,817
                                                                      ==========

                               MICROENERGY, INC.

6. LEASED PROPERTY

  Capital Leases--MicroENERGY has capital lease arrangements for certain machinery and equipment, including certain leases for its Tru-Way manufacturing facility, machinery and equipment. The majority of the lease agreements are with a partnership consisting of officers of the Company.

  During 1994, the partnership sold the facility occupied by Tru-Way and purchased a new building for $390,000. The net book value of the old building approximated the remaining balance of the obligation under capital lease. The new building is leased by Tru-Way over a five-year term. The prior equipment lease was rewritten for a new five year term. Minimum monthly lease payments for the real estate and equipment total $16,500. In addition, another equipment lease was entered into with the partnership in December 1993 for a three year term with minimum monthly lease payments of $3,025.

  Actual payments to the partnership totalled $351,587 in 1995 and $259,600 in 1994. In 1993, lease payments to the partnership totalled $162,000 which included $36,000 of contingent rent paid based on sales volume.

  Property and equipment and related accumulated depreciation under these capital leases was $931,419 and $374,115, respectively, at June 30, 1995 and $931,419 and $177,535, respectively, at June 30, 1994. Amortization charges related to capitalized assets are included in depreciation expense.

  Operating Leases--MicroENERGY leases its manufacturing facility space under a ten year operating lease and its office space under two five year operating leases.

  Total rent expense under operating lease agreements approximated $377,128, $355,534, and $406,265 in 1995, 1994 and 1993, respectively.

  Future minimum lease payments under capital and operating leases with commitments beyond one year are as follows:

                                                           CAPITAL   OPERATING
   YEAR ENDING JUNE 30                                      LEASES     LEASES
   -------------------                                     --------  ----------
   1996................................................... $236,331  $  375,792
   1997...................................................  213,125     328,980
   1998...................................................  198,000     212,567
   1999...................................................   16,500     191,838
   2000...................................................      --      191,838
   Thereafter.............................................      --      223,811
                                                           --------  ----------
   Total minimum lease payments...........................  663,956  $1,524,826
                                                                     ==========
   Imputed interest.......................................  (82,795)
                                                           --------
                                                           $581,161
                                                           ========

  Subsequent to June 30, 1995, MicroENERGY entered into a capital lease for certain equipment. The equipment and related obligation will be recorded at $141,710. The lease has an initial payment of $21,257 and thirty-five monthly payments of $4,134 thereafter.

7. STOCKHOLDERS' EQUITY

  Restricted Stock Grant Program--The Company maintains a restricted stock grant program. In 1990, certain key employees received 21,000,000 shares of restricted stock of the Company. The restricted stock vests ratably

                               MICROENERGY, INC.

beginning July 1, 1993 through 2026. The restrictions lapse in the event of the key employee's death, permanent disability or termination of employment by the Company without good reason, or a change in control of the Company (as defined). The total market value of the shares awarded under the plan as of the grant date aggregating $1,968,750 was recorded as unearned restricted stock award compensation and reported as a separate component of stockholders' equity. 2,000,000 shares were forfeited in 1994 as one of the employees resigned.

  Compensation expense is being amortized over the period in which participants perform services and the restrictions on the stock awards lapse. In 1993, an additional 2,350,000 shares of restricted stock were issued to employees and an independent contractor. The total market value approximated par value at the date of grant and was recorded as compensation expense during the year.

  Stock Purchase Warrants--Stock purchase warrants were issued to certain officers of the Company in consideration for personal guarantees provided on certain debt. On April 10, 1991, MicroENERGY issued Class C warrants which give certain officers the right to convert such warrants to 20,500,000 shares of common stock at an exercise price ($.063) approximating market value at the date of grant. The warrants became exercisable on April 10, 1992, and expire April 10, 1998. In addition, the Company entered into a contingent loan agreement with the warrant holders pursuant to which the Company will lend the holders funds necessary to exercise the Class C warrants in the event that a person or group acquired 10% of the Company's common stock. None of the warrants have been exercised to date.

  On December 13, 1994, MicroENERGY issued Class D warrants which give certain officers the right to convert such warrants to 35,000,000 shares of common stock at an exercise price of $.00125, which approximated 125% of market value at date of grant. The warrants become exercisable on December 13, 1995 and expire December 13, 2001. None of the warrants have been exercised to date.

  Stock Option Plans--The stockholders of MicroENERGY have approved three Incentive Stock Option Plans (the "plans"). Options granted under these plans are intended to qualify as "incentive stock options," as defined by the Internal Revenue Code. A total of 5,000,000 shares of common stock are reserved for issuance upon exercise of options granted under the plans. Options for 2,785,000, 1,755,000 and 2,005,000 shares were outstanding at June 30, 1995, 1994 and 1993, respectively. During 1995, options for 1,120,000 shares were granted, no options were exercised and 90,000 options were cancelled. During 1994, options for 250,000 shares were cancelled. During 1993, 1,430,000 options were granted, no options exercised, and 1,000,000 options were cancelled. The options have exercise prices ranging from $.01 to $.0450, with an average exercise price of the options outstanding of $.0149. Options granted under the plans are not exercisable until one year after the date of the grant, vest ratably over a five year period and may only be exercised while the holder is an employee of MicroENERGY. Options expire no later than ten years after the date of grant. At June 30, 1995, 2,785,000 shares are exercisable.

  On November 12, 1990, the Board of Directors of the Company also approved a nonqualified stock option plan which granted an outside Director the option to purchase up to 2,000,000 shares of common stock at an exercise price of $.033 which exceeded market value at the date of grant. The options were exercisable upon award and expire ten years from the date of grant. At June 30, 1995, no options have been exercised.

8. EMPLOYEE BENEFIT PLAN

  The Company sponsors the MicroENERGY, Inc. Savings and Investment Plan, a defined contribution 401(k) plan covering all full-time employees who meet certain age and length of service requirements. Employer matching contributions are at the Company's sole discretion. Employer contributions expensed for the year ended June 30, 1995, 1994 and 1993 totaled $26,211, $22,326 and $19,805, respectively.

                               MICROENERGY, INC.

9. INCOME TAXES

  During 1994, the Company adopted FASB Statement Number 109, "Accounting for Income Taxes". The statement requires the use of an asset and liability approach for financial accounting and reporting for income taxes. A valuation allowance is recognized if it is more likely than not that a deferred tax asset will not be realized. The adoption of this statement had no effect on 1994 net income, nor was there a cumulative effect of a change in accounting because no provision had been recorded for federal or state income taxes for the years ended June 30, 1993 and 1992 due to net operating losses incurred in those years.

  The following is a reconciliation of income taxes at the federal statutory rate:

                                                          FOR THE YEAR ENDED
                                                               JUNE 30,
                                                          -------------------
                                                            1995       1994
                                                          ---------  --------
Computed income taxes at federal statutory rate of 34%... $  84,964  $ 69,647
State taxes, net of federal benefit......................    16,872     7,088
Effect of graduated rates................................      (469)   (9,882)
Permanent differences....................................     9,573    12,052
Temporary differences for which deferred taxes had not
 been recognized.........................................    24,868   (31,342)
Benefit of tax loss carryforward.........................  (135,808)  (47,563)
                                                          ---------  --------
  Total provision for income taxes....................... $     --   $    --
                                                          =========  ========
Provision for income taxes:
  Current................................................ $ 135,808  $ 47,563
  Benefit of tax loss carryforward.......................  (135,808)  (47,563)
                                                          ---------  --------
                                                          $     --   $    --
                                                          =========  ========

  At June 30, 1995, the cumulative net operating loss carryforward available to MicroENERGY for income tax purposes was approximately $3,700,000. If not used to offset future taxable income, the net operating loss carryforwards will expire in various years beginning in 2000 and continuing through 2008. In the event of a change in ownership of the Company, these net operating loss carryforwards may be limited. In addition, the Company has investment tax credit, research and development credit and AMT credit carryforwards of approximately $18,000, $203,000 and $12,000, respectively, at June 30, 1995. If not used to offset future taxes, the carryforwards expire in years beginning in 1999 and continuing through 2006. A deferred tax asset for these carryforwards of approximately $1,660,000 at June 30, 1995 and $1,510,000 at June 30, 1994 has been offset by a valuation allowance in an equal amount.

  In addition to the benefit of tax carryforward items, deferred taxes are also recorded based upon temporary differences between the financial statement and tax basis of assets and liabilities.

                               MICROENERGY, INC.

  Temporary differences as of June 30, 1995 and 1994 are as follows:

                                                    JUNE 30,
                                     ------------------------------------------
                                            1995                  1994
                                     --------------------  --------------------
                                       TOTAL     DEFERRED    TOTAL     DEFERRED
                                       AMOUNT      TAX       AMOUNT      TAX
                                     ----------  --------  ----------  --------
Current:
 Inventory:
  Uniform capitalization............ $  391,300  $151,300  $  407,200  $130,300
  Obsolescence and excess reserve...    732,600   283,300     732,600   234,500
 Allowance for bad debts............     50,000    19,300      50,000    16,000
 Accrued expenses...................    132,800    51,300     132,200    42,300
Long-term:
 Depreciation.......................   (105,200)  (40,700)   (122,200)  (39,100)
 Capital lease......................     44,500    17,200      26,900     8,600
 Stock benefit plans................    324,000   125,300     270,100    86,400
                                     ----------  --------  ----------  --------
                                     $1,570,000  $607,000  $1,496,800  $479,000
                                     ==========  ========  ==========  ========

  The deferred tax assets totalling $607,000 at June 30, 1995 and $479,000 at June 30, 1994 have been offset by a valuation allowance in an equal amount.

10. MAJOR CUSTOMERS

  Revenues are generated from sales to OEM customers who are engaged in the telecommunications, computer, and instrumentation segments of the electronics industry.

  During 1995, net sales to one customer was 28% of total net sales. However, the major customer is comprised of five autonomous purchasing units. If considered separately, one unit would be considered a major customer with 26% of total net sales.

  During 1994, net sales to two customers were 19% and 11%, respectively. However the first major customer is comprised of ten autonomous purchasing units. If considered separately, one unit would be considered a major customer with 14% of total net sales. During 1993, net sales to one customer totaled 41% of total net sales. The major customer was comprised of eight autonomous purchasing units. If considered separately, one unit would be considered a major customer, with 10.6% of total net sales. Accounts receivable from these customers totaled $470,341 and $376,045 at June 30, 1995 and 1994, respectively.

  During 1995, 1994 and 1993, export sales, principally to Europe and Canada, were 36%, 38% and 24%, respectively, of total net sales.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY REPRESENTATIVE. THIS PROSPEC-TUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEI-THER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS COR-RECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF, OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                               ----------------

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY..........................................................   3
RISK FACTORS................................................................   7
USE OF PROCEEDS.............................................................  12
PRICE RANGE OF COMMON STOCK.................................................  13
CAPITALIZATION..............................................................  14
DIVIDENDS...................................................................  15
SELECTED FINANCIAL
 INFORMATION................................................................  16
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF
 OPERATIONS.................................................................  17
CERTAIN FEDERAL INCOME TAX
 EFFECTS UPON THE COMPANY...................................................  19
BUSINESS OF THE COMPANY.....................................................  20
MANAGEMENT..................................................................  25
CERTAIN TRANSACTIONS........................................................  28
PRINCIPAL SHAREHOLDERS......................................................  30
DESCRIPTION OF THE COMPANY'S
 SECURITIES.................................................................  31
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS TO INVESTORS......................  35
UNDERWRITING................................................................  36
SELLING SECURITYHOLDERS.....................................................  38
LEGAL MATTERS...............................................................  39
EXPERTS.....................................................................  40
ADDITIONAL INFORMATION......................................................  40
INDEX TO FINANCIAL STATEMENTS............................................... F-1

  UNTIL JULY , 1996 (25 DAYS AFTER THE DATE OF THE PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICI-PATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               MICROENERGY, INC.


                                --------------

                                  PROSPECTUS

                                --------------


                             I.A. RABINOWITZ & CO.
                                99 WALL STREET
                           NEW YORK, NEW YORK 10005
                                (212) 425-0037

                              JULY   , 1996

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

     ALTERNATIVE PROSPECTUS
     ----------------------

                               MICROENERGY, INC.


          880,000 REDEEMABLE CLASS A PREFERRED STOCK PURCHASE WARRANTS


     The securities offered hereby are 880,000 Redeemable Class A Preferred Stock Purchase Warrants ("Class A Warrant") of MicroENERGY, Inc., a Delaware corporation, ("MicroENERGY" or the "Company") held by certain securityholders of the Company identified herein (the "Selling Securityholders"). See: "THE SELLING SECURITYHOLDERS." Each Class A Warrant entitles the holder to purchase one share of the Company's Series A Preferred Stock, at an exercise price of $7.00, subject to adjustment, from ____________, 1997 through ___________,
2000. The Class A Warrants are subject to redemption by the Company at any time after ______________, 1997 on not less than 30 days' notice at $.05 per Warrant, provided the average closing price of the Preferred Stock for 5 consecutive trading days ending within 15 days prior to the notice exceeds $9.00 per share. See "DESCRIPTION OF SECURITIES".

     The Class A Warrants offered by this Prospectus may be sold from time to time by the Selling Securityholders or their transferees. No underwriting arrangements have been entered into by the Selling Securityholders. The distribution of the Class A Warrants by the Selling Securityholders may be effected in one or more transactions that take place in the over-the-counter market including ordinary broker's transactions, privately negotiated transactions, or through sales to one or more dealers for resale of such shares as principals at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specially negotiated brokerage fees may be paid by the Selling Securityholders in connection with the sale of the Class A Warrants.

     On the date hereof the Company commenced a public offering of 494,500 shares of Series A Preferred Stock, $7.00 par value, and 247,250 Class A Warrants. See: "CONCURRENT SALES."

     The Company will not receive any of the proceeds from the sale of the Class A Warrants offered hereby by the Selling Securityholders. All costs incurred in the registration of the Class A Warrants being offered by the Selling Securityholders are being borne by the Company. See: "SELLING
SECURITYHOLDERS."

     The Company's Common Stock is currently quoted on the NASDAQ Bulletin Board. There is currently no market for either the Preferred Shares or the Class A Warrants. The Company applied to have the Preferred Stock, the Class A Warrants and the Company's Common Stock listed on the NASDAQ SmallCap Market. The Company has been advised that the Preferred Stock and the Class A Warrants will be listed on the NASDAQ SmallCap Market on the effective date of this Offering, but the Common Stock will not be listed because it does not satisfy certain NASDAQ listing requirements.

     An investment in the securities offered hereby involves a high degree of risk and immediate substantial dilution. An investment in these securities should be considered only by persons capable of sustaining the loss of their entire investment. See "RISK FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS JULY __, 1996

                                  THE OFFERING


SECURITIES OFFERED                  880,000 Class A Warrants.  The Class A
                                    Warrants offered hereby are identical to the Class A Warrants being offered by the Company to the public in its initial public offering. See "DESCRIPTION OF SECURITIES".

SECURITIES TO BE OUTSTANDING        415,143 shares of Common Stock
AFTER COMPLETION OF THE OFFERING    844,500 shares of Series A
                                          Preferred Stock
                                    1,127,250 Class A Warrants
                                    (including 880,000 being offered
                                    by Selling Securityholders).

TERMS OF CLASS A WARRANTS           Each Class A Warrant entitles the holder to
                                    purchase one share of the Company's Series A
                                    Preferred Stock at a price of $7.00, subject to adjustment, during the three year period beginning one year after the date of this Prospectus. After _________, 1997, the
                                    Class A Warrants are subject to redemption by the Company at any time during the exercise period, on not less than 30 days' notice at $.05 per Warrant provided the average closing bid price of the Preferred
                                    Stock exceeds $9.00 per share for 5
                                    consecutive trading day ending within 15 days prior to the notice.

PROPOSED NASDAQ SMALLCAP
MARKET SYMBOLS:                     Preferred Stock - MICRP
                                    Class A Warrants - MICRW

RISK FACTORS                        The securities are subject to a high degree
                                    of risk.  See:  "Risk Factors."

SELECTED FINANCIAL INFORMATION

                                          NINE MONTHS ENDED
                                              MARCH 31
                          --------------------------------------------
                          1996              1995
                          ----              ----

Income Data:
  Revenues...............$10,718,611    $10,996,535
  Operating Income......     392,630        395,125
  Net Income.............  1,151,869        146,170
  Net Income Per Share..       $3.29    $       .46

                                        YEARS ENDED
                                        JUNE 30
                             ------------------------------------------------
                             1995           1994                    1993
                             ----           ----                    ----

Income Data:
  Revenues..............   $14,588,844  $12,771,067             $15,886,279
  Operating Income......       581,685      426,419                 433,280
  Net Income............       249,894      204,845                  40,806
  Net Income Per Share..          $.79  $       .65             $       .14


Balance Sheet Data:
                                                        AS ADJUSTED TO REFLECT
                             AT MARCH 31, 1996/(1)/     PUBLIC OFFERING/(2)/
                             ----------------------     ----------------------

  Working Capital.......                $   708,131             $ 2,658,733
  Total Assets..........                  7,243,714               9,194,316
  Long-Term Debt, Net...                  2,301,514               1,601,514
  Stockholders Equity...                    543,389               3,376,518

______________________________

/(1)/ Reflects the effect of $1 Million reduction in debt to AT&T and related financing transactions from January through March of 1996. See "CAPITALIZATION - Debt Compromise."

/(2)/ Assumes the use of $887,000 of net proceeds to reduce long-term debt. See "USE OF PROCEEDS."


                                 CONCURRENT SALES

          On the date of this Prospectus, a Registration Statement under the Securities Act with respect to an underwritten public offering (the "Offering") of Securities by the Company was declared effective by the Securities and Exchange Commission ("SEC") and the Company commenced the sale of the Securities offered thereby. The Securities consist of 494,500 shares of Series A Preferred Stock, $7.00 par value, and 247,250 Class A Warrants to purchase Series A Preferred Stock. Sales of securities under this Prospectus by the Selling Security-holders or even the potential of such sales would likely have an adverse effect on the market price of the Company's securities.

                            SELLING SECURITYHOLDERS

          The Registration Statement of which this Prospectus is a part also relates to the offer and sale of 880,000 Class A Warrants (the "Bridge Securities") to be offered by the Selling Securityholders. All of such securities are expected to become tradeable on or about the date of this Prospectus. Sales of the Warrants being offered by Selling Securityholders, or even the potential of such sales, would likely have an adverse effect on the market prices of the Securities being offered for sale by the Company.

          The following table sets forth the beneficial ownership of the securities of the Company held by each person who is a Selling Securityholder and by all Selling Securityholders as a group prior to the Offering and after the Offering, assuming all of the Warrants owned by the Selling Securityholders are sold.

                        Class A           Percent of Class A
                      Warrants Owned      Warrants Owned
                     ----------------    -------------------
Name of              Prior to  After    Prior to     After
Beneficial Owner     Offering  Offering Offering   Offering
- ----------------     --------  -------- ---------  ---------
Dune Holdings         400,000      --       45.5%         0%
Rifky Weiner          208,000      --       23.6%         0%
James R. Solakian     128,000      --       14.5%         0%
Harold Pretter         48,000      --        5.5%         0%
JM Holdings            48,000      --        5.5%         0%
Robert Brantl          48,000      --        5.5%         0%
                      -------  ------     ------          -

        Total         880,000       0     100.00%         0%

          None of the Selling Securityholders is affiliated with the Company in any capacity or has had any business relationship with the Company at any time, except that Robert Brantl is of counsel to the firm of Bressler, Amery & Ross, which has served as legal counsel to the Company since it was founded.

PLAN OF DISTRIBUTION

          The securities offered hereby may be sold from time to time directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer such securities through underwriters, dealers or agents. The distribution of securities by the Selling Securityholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders in connection with such sales of securities. The Selling Securityholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Act with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation.

          At the time a particular offer of securities is made by or on behalf of a Selling Securityholder, to the extent required, a prospectus will be distributed which will set forth the number of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for securities purchased from the Selling Securityholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

          Under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the regulations thereto, any person engaged in a distribution of the securities of the Company offered by the Selling Securityholders may not simultaneously engage in market-making activities with respect to such securities of the Company during the applicable "cooling off" period (9 days) prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rule 10b-6 and 10b-7, in connection with transactions in such securities, which provisions may limit the timing of purchases and sales of such securities by the Selling Securityholders.

                Part II.  INFORMATION NOT REQUIRED IN PROSPECTUS
                          --------------------------------------


Item 13.  Other Expenses of Issuance and Distributions
          --------------------------------------------

          The following are the estimated expenses in connection with the distribution of the securities being registered here under:

          S.E.C. Registration Fee. . . . . .$   3,432
          N.A.S.D. Filing Fee. . . . . . . .    1,495
          Blue Sky fees. . . . . . . . . . .   25,000 *
          Representative's Non-Accountable
            Expense Allowance. . . . . . . .  104,587
          Representative's Financial
            Consulting Fee . . . . . . . . .   48,000
          Accounting fees. . . . . . . . . .   24,000 *
          Transfer Agent . . . . . . . . . .    2,000 *
          Legal fees . . . . . . . . . . . .   55,000 *
          Printing expenses. . . . . . . . .   35,000 *
          Miscellaneous. . . . . . . . . . .    1,486 *
                                             --------
                     TOTAL . . . . . . . . . $300,000 *
____________________
* Estimated

Item 14.  Indemnification of Directors and Officers
          -----------------------------------------

          Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification.

          Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities

(other than the payment by the Registrant of expenses incurred or paid by a Director, officer or controlling person in connection with the securities being registered) the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 15.  Recent Sales of Unregistered Securities.
          ---------------------------------------

          In February and March of 1996, the Company sold 880,000 Class A Warrants to the Selling Securityholders identified elsewhere in this Registration Statement. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to individuals who had access to detailed information about the Company and were buying for their own account. There were no underwriters.

          In February of 1996, the Company sold 350,000 shares of Series A Preferred Stock to Robert G. Gatza and Robert J. Fanella on terms set forth elsewhere in this Registration Statement. The sale was exempt pursuant to
Section 4(2) of the Act since the sale was not made in a public offering and was made to individuals who had access to detailed information about the Company and were buying for their own account. There were no underwriters.

Item 16.  Exhibits and Financial Statement Schedules
          ------------------------------------------

Exhibits
- --------

1-a.    Form of Underwriting Agreement.

1-b     Form of Agreement Among Underwriters. (1)

1-c     Form of Selected Dealers Agreement.  (1)

3-a. Certificate of Incorporation, as amended - filed as an Exhibit to the Company's S-18 Registration Statement dated February 2, 1984 and incorporated by reference herein as an exhibit hereto.

3-a(1) Certificate of Amendment to Certificate of Incorporation dated February 12, 1987 - filed as an Exhibit to the Company's Annual Report on Form 10K for the fiscal year ended June 30, 1987 and incorporated by reference as an exhibit hereto.

3-a(2) Certificate of Amendment to Certificate of Incorporation dated December 20, 1990 - filed as an Exhibit to the Company's Annual Report on Form 10K for the fiscal year ended June 30, 1991 and incorporated by reference as an exhibit hereto.

3-a(3)  Form of Certificate of Amendment to Certificate of Incorporation (1)

3-a(4)  Form of Certificate of Designation of Series A Preferred Stock.  (1)

3-b. By-laws, as amended, have been filed as an Exhibit to the Company's Annual Report on Form 10K for the fiscal year ended June 30, 1984 and are incorporated by reference as an exhibit hereto.

4-a.    Specimen of Common Stock Certificate (1)

4-b     Specimen of Series A Preferred Stock Certificate  (1)

4-c.    Specimen of Class A Warrant (1)

4-d.    Form of Warrant Agreement

4-e.    Form of Representative's Purchase Warrant

5       Opinion of Bressler, Amery & Ross. (1)

7       Opinion of Bressler Amery & Ross on Liquidation Preference (1)

8       Tax opinion of Bressler, Amery & Ross (1)

10-a Lease for premises at 350 Randy Road, Carol Steam, Illinois - filed as an exhibit to the Company's Annual Report on Form 10K for the year ended June 30, 1993 and incorporated by reference as an exhibit hereto.

10-b 1992 Incentive Stock Option Plan and form of Stock Option -- filed with the Company's proxy materials used in connection with the Annual Meeting on February 24, 1992 and incorporated herein by reference.

10-c Lease dated August 20, 1986 for premises in Quincy, Illinois - filed as an Exhibit to the Company's Report on Form 10K for the year ended June 30, 1986 and incorporated by reference as an exhibit hereto.

10-c(1) Amendment to Lease for premises in Quincy, Illinois - filed as an Exhibit to the Company's Report on Form 10K for the year ended June 30, 1993 and incorporated by reference as an exhibit hereto.

10-d Loan and Development Agreement with Promissory Note dated August 20, 1986 between the Company and the City of Quincy, Illinois - filed as an Exhibit to the Company's Report on Form 10K for the year ended June 30, 1986 and incorporated by reference as an exhibit hereto.

10-e Promissory Note and Collateral Security Agreement dated August 20, 1986 between the Company and Boatmen's Bank of Quincy - filed as an Exhibit to the Company's Report on Form 10K for the year ended June 30, 1986 and incorporated by reference as an exhibit hereto.

10-f Credit Agreement between the Company and Boatmen's Bank of Quincy - filed as an Exhibit to the Company's Annual Report on Form 10K for the fiscal year ended June 30, 1988 and incorporated by reference as an exhibit hereto.

10-g 1991 financing documents relating to the State of Illinois, City of Quincy and Comerica Bank - filed as an Exhibit to the Company's Annual Report on Form 10K for the fiscal year ended June 30, 1991 and incorporated by reference as an exhibit hereto.

10-g(1) 1994 and 1995 amendments to 1991 financing documents relating to the State of Illinois, City of Quincy and Comerica Bank - filed as an Exhibit to the Company's Annual Report on Form 10K for the fiscal year ended June 30, 1995 and incorporated by reference as an exhibit hereto.

10-h Restricted Stock Grant Program - filed with the Company's proxy materials used in connection with the Annual Meeting on May 19, 1989 and incorporated by reference as an exhibit hereto.

10-i Asset Purchase Agreement between the Company and NCR Corporation dated July 1, 1990 - filed as an Exhibit to the Company's Report on Form 10K for the year ended June 30, 1991 and incorporated by reference as an exhibit hereto.

10-i(1) Amendment to Agreement between the Company and NCR Corporation relating to Debt and Licensing Agreement contained in the Asset Purchase Agreement - filed as an Exhibit to the Company's Report on Form 10K for the year ended June 30, 1993 and incorporated by reference as an exhibit hereto.

10-i(2) Amendment to Agreement between the Company and NCR Corporation relating to payment terms - filed as an Exhibit to the Company's Report on Form 10K for the year ended June 30, 1994 and incorporated by reference as an exhibit hereto.

10-i(3) Amendment to Agreement between the Company and NCR Corporation relating to payment terms dated January 31, 1996. (1)

10-j Class C Warrants - filed with the Company's proxy materials used in connection with the Annual Meeting on February 24, 1992 and incorporated by reference as an exhibit hereto.

10-k Class D Warrants - filed as an Exhibit to the Company's Report on Form 10K for the year ended June 30, 1995 and incorporated by reference as an exhibit hereto.

10-l    Employment Agreement with Robert G. Gatza dated February 1, 1996. (1)

10-m    Employment Agreement with Robert J. Fanella dated February 1, 1996. (1)

10-n Leases for premises and equipment in Northlake, Illinois -filed as an Exhibit to the Company's Report on Form 10K for the year ended June 30, 1993 and incorporated by reference as an exhibit hereto.

10-o    Form of Financial Consulting Agreement (1)

10-p(1) Subscription Agreement dated February 1, 1996 between the Company and
        Robert G. Gatza (1)

10-p(2) Subscription Agreement dated February 1, 1996 between the Company and
        Robert J. Fanella (1)

22      Subsidiaries - Tru-Way, Inc., an Illinois corporation.

24      Consent of Selden Fox & Associates, Ltd.  (1)
__________________

    (1) Previously filed as an exhibit hereto.

Item 28.  Undertakings
- --------  ------------

    See Item 14 for the undertaking regarding the indemnification of officers, directors and controlling persons.

    The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, post-effective amendments to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggre-gate, represent a fundamental change in the information set forth in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amend-ment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a Post-Effective Amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES
                                  ----------

          In accordance with the requirements of the Securities Act of 1933, the Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Carol Stream and the State of Illinois on the 1st day of July, 1996.

                                    MICROENERGY, INC.


                                    By:/s/Robert G. Gatza
                                       -------------------------
                                       Robert G. Gatza, Chief
                                         Executive Officer


          In accordance with to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on July 1, 1996.

           Name                             Title
           ----                             -----



/s/Robert G. Gatza                      Chief Executive Officer and
- --------------------------
Robert G. Gatza                         Chairman of the Board



/s/Robert J. Fanella                    Chief Financial Officer and
- --------------------------
Robert J. Fanella                       Director



/s/George M. Bradshaw                   Director
- --------------------------
George M. Bradshaw

                               INDEX TO EXHIBITS
                               -----------------

1-a.      Form of Underwriting Agreement.

4-d.      Form of Warrant Agreement.

4-e.      Form of Representative's Purchase Warrant.